UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Sanmina Corporation

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Sanmina

Notice of 2020 Annual Meeting of Stockholders and Proxy Statement

About Sanmina Corporation

Sanmina Corporation is a leading global provider of integrated manufacturing solutions, components, products and repair, logistics and after-market services.

We provide these comprehensive offerings primarily to original equipment manufacturers, or OEMs, in the industrial, medical, defense and aerospace, automotive, communications networks and cloud solutions industries. The combination of our advanced technologies, extensive manufacturing expertise and economies of scale enables us to meet the specialized needs of our customers.

OUR COMPETITIVE STRENGTHS

●	end-to-end solutions;
●	product design and engineering resources;
●	vertically integrated manufacturing solutions;
●	advanced component technologies;
●	global manufacturing capabilities, supported by robust IT systems and a global supplier base;
●	customer-focused organization;
●	expertise in serving diverse end markets; and
●	expertise in industry standards and regulatory requirements.

LETTER FROM THE EXECUTIVE CHAIRMAN OF THE BOARD

To Our Stockholders,

The Sanmina Board of Directors thanks you for your investment in Sanmina Corporation and for your continued support throughout our ongoing transformation. We have strengthened our management team, enhanced our capabilities and fine-tuned our operations to drive operational and financial efficiencies that position Sanmina to deliver compelling long-term value for our stockholders. The Board represents you as stockholders and we take this role very seriously. We appreciate the trust you place in our Board to oversee your investment in our business.

IMPROVED PERFORMANCE AND STOCKHOLDER VALUE CREATION

Sanmina is a well-balanced company, delivering innovative, high technology, cost-efficient manufacturing solutions to the market from a strong financial position. At the same time, we have a results-driven culture that recognizes employee achievement and fosters integrity, trust and collaboration. Our entire team is customer focused and committed to delivering superior results to both our customers and investors.

In FY19, we increased our operating efficiencies, leveraged our advanced technology and manufacturing capabilities, and further diversified within our end markets. As a result, we generated improved financial results and built a foundation ready to capitalize on the momentum.

JURE SOLA Executive Chairman of the Board

Looking ahead to FY20 we remain focused on disciplined and sustainable execution. We are committed to healthy cash generation, industry-leading operating margins and quality growth. We continue to diversify within our markets, creating a portfolio of business with longer product life cycles, increased customer loyalty, higher technology and higher complexity products. As our markets evolve and grow, our ability to optimize our product and portfolio mix towards higher value opportunities will continue to be an important lever for managing the business.

NEW EXECUTIVE MANAGEMENT TEAM

We recognize that in order to consistently achieve our goals, we must continue to evolve our business. We have appointed two new key members of management to help drive this evolution. In September 2019, we appointed Hartmut Liebel as our new CEO. Hartmut is a proven business leader with a distinguished track record of successfully driving profitable growth with a strong focus on customer service and satisfaction, innovation, operational execution and people development. In January 2019, our Chief Financial Officer announced his plan to retire and, in October 2019, Kurt Adzema was appointed to the role. Mr. Adzema brings over 20 years of experience in financial leadership roles with an extensive background in corporate development, strategic planning, financial analysis, investment banking and investor relations. On behalf of the Board, we are pleased to welcome these two new executives to the company.

INCREASED STOCKHOLDER ENGAGEMENT

Our Board and Management are committed to regular engagement with our stockholders. Our Board- driven stockholder outreach program and feedback is shared with the Board and respective Committees to determine actionable items. In 2019, we reached out to approximately 67% of our stockholders and spoke with a sizable and diverse group that holds 47% of our outstanding shares. Our discussions spanned a variety of topics, including alignment of our compensation, governance and sustainability practices, as well as our current strategy for growth and long-term value creation.

In FY20, we have refreshed our compensation program to focus even more on performance and the future potential to drive long term growth, with a strong emphasis on accountability to deliver the right results in the right way. To better align our 2020 compensation program with our strategy, we conducted a comprehensive review of our program to ensure that we are incentivizing quality growth and continue to pay for performance, while also focusing on key operation and financial metrics and long-term stockholder value. Our Compensation Discussion and Analysis describes these changes.

On behalf of the entire Board, we value feedback from our stockholders and remain committed to an open dialogue going forward. We are excited about Sanmina’s future and value the trust you place in our Board.

Thank You for your continued trust and support in Sanmina.

2020 Proxy Statement       1

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

WHEN	WHERE	RECORD DATE
Monday, March 9, 2020; 11:00 A.M., Pacific Standard Time	30 E. Plumeria Drive, San Jose, California 95134	January 15, 2020

ITEMS OF BUSINESS

Board Recommendation
Proposal 1: To elect nine directors of Sanmina Corporation	FOR each director nominee
Proposal 2: To ratify the appointment of PricewaterhouseCoopers LLP as Sanmina Corporation’s independent registered public accounting firm for the fiscal year ending October 3, 2020	FOR
Proposal 3: To approve the reservation of an additional 1,600,000 shares of common stock for issuance under the 2019 Equity Incentive Plan of Sanmina Corporation	FOR
Proposal 4: To approve, on an advisory (non-binding) basis, the compensation of Sanmina Corporation’s named executive officers	FOR

Stockholders will also transact such other business as may properly come before the meeting.

Pursuant to the Internet proxy rules promulgated by the Securities and Exchange Commission, Sanmina Corporation has elected to provide access to its proxy materials over the Internet. Accordingly, stockholders of record at the close of business on January 15, 2020 will receive a Notice of Internet Availability of Proxy Materials and may vote at the Annual Meeting and any adjournment or postponement of the meeting. Sanmina Corporation expects to mail the Notice of Internet Availability of Proxy Materials on or about January 22, 2020.

All stockholders are cordially invited to attend the Annual Meeting in person. You should bring a brokerage statement or other evidence of your Sanmina shareholdings for entrance to the Annual Meeting. Even if you plan to attend the Annual Meeting, please vote, as instructed in the Notice of Internet Availability of Proxy Materials, via the Internet or the telephone as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice of Internet Availability of Proxy Materials to request a paper proxy card to submit your vote by mail. Any stockholder attending the Annual Meeting may vote in person even if he or she previously voted by another method.

FOR THE BOARD OF DIRECTORS

CHRISTOPHER K. SADEGHIAN
Corporate Secretary

2       SANMINA CORPORATION

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

Who We Are

Sanmina designs, manufactures and repairs some of the most complex and innovative optical, electronic and mechanical products in the world. Recognized as a technology leader, Sanmina provides end-to-end design, manufacturing and logistics solutions, delivering superior quality and support to Original Equipment Manufacturers primarily in the communications networks, cloud solutions, medical, defense and aerospace, industrial and automotive technology sectors.

Fiscal 2019 Performance

In fiscal 2019, we increased our operating efficiencies, leveraged our advanced technology and manufacturing capabilities, and further diversified within our end markets. As a result, we delivered improved financial results and built a strong foundation ready to capitalize on our momentum. Revenue increased 16% to $8.2 billion; non-GAAP operating margin of 4.1%, was up 110 basis points from 2018; and non-GAAP earnings per share expanded 60% to $3.40. Our cash flow from operations of $383 million reflects the management team’s operational excellence and focus on efficiencies in areas we can control, while dealing with an evolving demand environment, delays in technology ramps and global economic uncertainty.

Fiscal 2019
Performance Highlights

REVENUE & NON-GAAP OPERATING MARGIN* (In Millions)

CASH FLOW FROM OPERATIONS (In Millions)

NON-GAAP EARNINGS PER SHARE (EPS)*

*	See Appendix B for reconciliation of non-GAAP financial information provided in this proxy statement to their most directly comparable GAAP measures.

2020 Proxy Statement       3

Proxy Summary

Board and Governance Highlights

PROPOSAL ONE: ELECTION OF DIRECTORS The Board recommends a vote FOR each director nominee.	›See page 13 for further information.

Director Nominees

Name and principal position	Age	Independent	Director since	Tenure	Board committees
					AC	CC	NGC
Jure Sola Executive Chairman of Sanmina Corporation	69	No	1989	31
Hartmut Liebel Chief Executive Officer of Sanmina Corporation	56	No	2019	1
Eugene A. Delaney Consultant	63	Yes	2013	7
John P. Goldsberry Former Chief Financial Officer, GLOBALFOUNDRIES Inc.	65	Yes	2008	12
Rita S. Lane Consultant	57	Yes	2016	4
Joseph G. Licata, Jr Managing Partner, BlueArc Capital Management	59	Yes	2007	13
Krish Prabhu Consultant	65	Yes	2019	1
Mario M. Rosati Retired Member, Wilson Sonsini Goodrich & Rosati	73	Yes	1997	23
Jackie M. Ward (Lead Independent Director) Former Chair of the Board of Sysco Corporation and Chair of the Board of Luna C Clothing	81	Yes	2001	19

AC	Audit Committee	CC	Compensation Committee	NGC	Nominating and Governance Committee	Chair	Member

4       SANMINA CORPORATION

Proxy Summary

Board Snapshot

BOARD INDEPENDENCE	DIVERSITY

TENURE	AGE

SKILLS AND EXPERIENCE

Type of Experience
Electronics manufacturing services and similar manufacturing companies
Other technology/information technology
Public company board membership
Senior management for public and large companies and private and entrepreneurial companies
International business
Strategic planning
Business development and marketing
Executive compensation issues
Accounting, audit and corporate finance
Board governance, including board nominations
Risk management and crisis communication
Senior leadership in business, professional services and education/government

2020 Proxy Statement       5

Proxy Summary

Responsiveness to Our Stockholders

The Compensation Committee strives to ensure that our executive compensation program aligns with the interests of our stockholders and adheres to our pay-for performance philosophy. We were disappointed with our 51% stockholder support for our 2019 Say on Pay vote. Following the 2019 annual meeting of the stockholders, the Compensation Committee was restructured and Eugene Delaney was appointed to chair the Compensation Committee. Mr. Delaney took immediate action to better understand the views of our stockholders and address their concerns.

2019 STOCKHOLDER OUTREACH

In 2019, we invited stockholders representing approximately 67% of our outstanding shares to meet with our management and members of the Board to discuss executive compensation and governance.

Sanmina management and members of the Board met with stockholders representing 47% of outstanding shares.

Stockholders representing 20% of outstanding shares did not require a meeting, had no concerns or did not respond.

In addition to input on current governance and executive compensation topics specific to Sanmina, we invited discussion on any other topics or trends stockholders wished to share with us. Additionally, we engaged with a key proxy advisory firm to better understand the methodology they use to evaluate our compensation plans and corporate governance practices.

WHAT WE HEARD

●Stockholders wanted greater response to the Say-on-Pay result and the feedback provided.
●Stockholders expressed concern about the alignment of the compensation plans to performance and stockholder interests.
●Stockholders were concerned about single-year performance goals with multiple years to achieve contained in our long-term plan, rather than cumulative, multi-year goals measured at the end of the multi-year period.
●Stockholders wanted more transparency around performance goals and fewer modifiers in the short-term incentive plan.
●Stockholders preferred an increase in executive stock ownership requirements.
●Stockholders wanted a more robust clawback policy.
●Stockholders expressed interest in knowing more about Board composition, skills, succession planning, the nominating process and refreshment, and the Board’s involvement in Company strategy.
●Additionally, key proxy advisors expressed concerns regarding CEO pay, the relationship between pay and Company performance, redundancy of performance metrics between the annual bonus program and the long-term incentive program, and the percentage of long-term incentive awards described as “performance-based”.

WHAT WE HAVE DONE IN RESPONSE

●The Board of Directors reconstituted the Compensation Committee and appointed a new Chair.
●We increased engagement with stockholders to better understand and best align Sanmina’s compensation plan to stockholder interests while meeting the needs of a very dynamic and competitive market for talent retention and recruiting.
●Sanmina engaged with a major advisory firm to better understand its methodology in making recommendations concerning proposals being voted upon by stockholders at annual meetings.
●We provide in this Proxy Statement greater transparency about our compensation plans, their purpose, what they measure and how they operate.
●The Compensation Committee made significant changes to Sanmina’s executive compensation program (effective fiscal 2020):
●Increased the CEO’s percentage of total target compensation comprised of performance-based long-term incentives to 62% from 53%.
●Eliminated duplication of performance metrics between the short-term bonus plan and long-term incentive awards.
●Established long-term incentive performance goals that cover a full three-year period, with no interim measurement.
●Simplified and reduced the array of performance metrics in the short-term bonus plan.
●Strengthened our Clawback Policy to apply to equity awards.

6       SANMINA CORPORATION

Proxy Summary

Good Governance Practices

BOARD INDEPENDENCE	BOARD EFFECTIVENESS	GOOD CORPORATE GOVERNANCE PRACTICES
●7 of our 9 director nominees are independent
●Lead Independent Director
●All Nasdaq-required Board committees consist solely of independent directors
●Independent Committee Chairs
●Independent directors regularly meet in executive session, without members of management

●95% or greater Board and Committee meeting attendance in 2019 by each director
●100% director attendance at our 2019 Annual Meeting of Stockholders
●Board oversight of strategy
●Board oversight of risk management processes
●Updates to the Board on investor engagement

●Annual election of directors
●Comprehensive Code of Conduct and Corporate Governance Guidelines
●Compensation clawback policy covering both cash and equity incentives
●Stock ownership and holding guidelines for directors and executive officers
●Policies prohibiting hedging and pledging of our shares by directors and executive officers
●Expansive shareholder outreach program to gauge support for our executive compensation practices and corporate governance policies and to respond to stockholder input.

2020 Proxy Statement       7

Proxy Summary

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM The Board recommends a vote FOR this proposal.	›See page 28 for further information.

PROPOSAL THREE: APPROVAL OF THE RESERVATION OF AN ADDITIONAL 1,600,000 SHARES OF COMMON STOCK FOR ISSUANCE UNDER THE 2019 EQUITY INCENTIVE PLAN The Board recommends a vote FOR this proposal.	›See page 30 for further information.

PROPOSAL FOUR: APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF COMPENSATION OF NAMED EXECUTIVE OFFICERS The Board recommends a vote FOR this proposal.	›See page 41 for further information.

8       SANMINA CORPORATION

Proxy Summary

Executive Compensation Highlights

Components of CEO Compensation - 2019

Component	% of Total Target	Purpose	Key Characteristics
Base Salary		●Attract and retain talent with a competitive level of pay	●Determined in consideration of individual performance, experience level and peer group compensation data ●Targeted below 50th percentile of our peers

Annual Incentive Compensation		●Incentivize and reward for corporate and individual performance over shorter time periods and to aid in retention ●Drive achievement of specific goals in line with our strategy
●Two financial goals (revenue, non-GAAP operating margin)
●Five modifiers (Q4 non-GAAP operating margin, cash flow from operations, inventory turns, pre-tax return on invested capital and non-GAAP EBITDA)
●Individual Metrics: Individual performance objectives
●Compensation Committee has discretion to adjust upward or downward
●Allows for total cash compensation to become more competitive compared to peers when high levels of corporate and individual performance are achieved

Equity Incentives		●Align incentives of management with interests of stockholders ●Align realized pay with stockholder value creation ●Support long-term retention of critical talent
●Favorable mix of performance-based PSUs and time-based RSUs (69%/31%)
●PSU Metrics: Non-GAAP earnings per share
●Stock Option Vesting Metric: Stock price increases
●Awards vest over multi-year periods
●Allows for total compensation to become more competitive to peers when high levels of corporate and individual performance, including increases in stock price, are achieved

2020 Proxy Statement       9

Proxy Summary

 NEW  Components of CEO Compensation - 2020

Component	% of Total Target(1)	Purpose	Key Characteristics
Base Salary		●Attract and retain talent with a competitive level of pay	●Determined in consideration of individual performance, experience level and peer group compensation data ●Targeted below 50th percentile of our peers

Annual Incentive Compensation		●Incentivize and reward for corporate and individual performance over shorter time periods to aid in retention ●Drive achievement of specific goals in line with our strategy
● NEW  Simplified array of corporate metrics:
●Two financial goals (revenue and non-GAAP operating margin)
● NEW  One modifier (cash flow from operations)
●Allows for total cash compensation to become more competitive compared to peers when high levels of corporate and individual performance are achieved

Equity Incentives		●Align incentives of management with interests of stockholders ●Align realized pay with stockholder value creation ●Support long-term retention of critical talent
●Favorable mix of performance-based PSUs and time-based RSUs (86%/14%)
● NEW  Cumulative three-year non-GAAP earnings per share measured at end of performance period
● NEW  Variable payout based upon level of achievement (65% to 135%) and, at discretion of Compensation Committee, relative TSR compared to peers, with minimum threshold for any payout
●Allows for total compensation to become more competitive to peers when high levels of corporate and individual performance, including increases in stock price, are achieved

(1)	Based on target direct annual compensation for the CEO in 2020.

10       SANMINA CORPORATION

Proxy Summary

Compensation Practices

WHAT WE ARE DOING:
●Pay for Performance—Our executive compensation program continues to evolve in response to stockholder and proxy advisor feedback. The program continues to emphasize variable (at risk) compensation, with the majority of the total target pay opportunities of our CEO tied to financial and/or stock price performance. 100% of our long-term incentive awards to our named executive officers in fiscal 2019 were equity incentives, reinforcing the linkage between executive pay and stockholder value creation.
●Stockholder Engagement on Executive Compensation Matters—We have a robust, year-round stockholder engagement program that provides valuable feedback and informs the Compensation Committee’s annual evaluation of the executive compensation program.
●Simplification of Annual Bonus Plan Design—For 2020, we have reduced the number of metrics used to measure plan performance from six to three, emphasizing only the most important measures to the health of our business and better focusing management on achievement of such measures.
●Below Median Non-Performance Based Compensation—Base salaries for our executive officers generally fall below peer median levels with total compensation becoming competitive only if Sanmina achieves target and higher levels of financial performance.
●Alignment of Overall Pay with Peers—The total target compensation of our named executive officers is generally aligned with peer median levels.
●Capped Incentive Payments—We impose a maximum on the amount that can be earned under all of our incentives.
●Robust Stock Ownership Guidelines—Our executive officers are subject to equity ownership requirements that are comparable to those of our peers.
●Mandatory Stock Holding Period—Under our 2019 Equity Incentive Plan, our CEO must hold all shares received upon exercise, settlement or issuance of an award for a minimum of one year before being sold, helping ensure alignment of interests with those of our stockholders.
●Clawback Policy—We broadened our clawback policy to require repayment of equity incentives received in connection with financial restatements under certain circumstances.
●Multi-year Vesting Criteria for Equity Awards—Beginning with awards granted in fiscal 2020, our performance-based long-term incentives will vest only upon achievement of multi-year financial targets rather than single-year hurdles as in the past.
●Separate, non-overlapping metrics for short- and long-term awards. Beginning in fiscal 2020, all awards granted will have separate metrics that do not overlap or duplicate metrics under other awards, recognizing the distinct purpose of each type of award.
●Below-median severance levels. Our change in control severance arrangements provide for severance levels below median general industry practices.
●Annual pay study and peer group review. We annually conduct an executive pay study, assisted by the Committee’s independent compensation advisor, to ensure the continued alignment of our pay levels and program designs with competitive peer practices. We review our peer group every year to ensure relevance and comparability.
●Annual say-on-pay vote. We conduct an annual say-on-pay vote, the frequency preferred by our stockholders.

WHAT WE DON’T DO
●No guaranteed bonus payments for CEO or other NEO’s.
●No repricing of options.
●No tax gross ups.
●No excessive change in control severance protections (the highest change in control severance multiple is two times salary plus one times target bonus).
●No single trigger change in control provisions.
●No hedging or pledging of the Company’s stock by our executive officers and directors is allowed.
●No extraordinary perquisites.

2020 Proxy Statement       11

1	Letter From the Executive Chairman of the Board
2	Notice of Annual Meeting of Stockholders
3	Proxy Summary
3	Who We Are
3	Fiscal 2019 Performance
4	Board and Governance Highlights
9	Executive Compensation Highlights
13	Proposal One: Election of Directors
20	Corporate Governance and Board Matters
20	Board Composition
21	Board Structure and Responsibilities
26	Compensation of Directors
26	Director Compensation Arrangements
28	Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm
29	Report of the Audit Committee of the Board of Directors
30	Proposal Three: Approval of the Reservation of an Additional 1,600,000 Shares of Common Stock for Issuance Under the 2019 Equity Incentive Plan
41	Proposal Four: Approval, on an Advisory (Non-Binding) Basis, of Compensation of Named Executive Officers
42	Compensation Discussion and Analysis
42	I	Executive Summary
42	Our Named Executive Officers
43	Fiscal 2019 Business Highlights
43	Fiscal 2019 Executive Compensation Highlights
46	2019 Say-on-Pay Vote and Stockholder Engagement
46	Alignment of Incentive Pay Results with Company Performance
47	II	Compensation Philosophy and Design-Related Features
47	Adoption of Best Practices
48	Sanmina’s Pay for Performance Compensation Philosophy
48	Sanmina’s Executive Compensation Process
53	Components of 2019 CEO Compensation
54	III	Executive Officer Compensation Decisions for 2019
60	Payments in Connection with CEO Transition
61	Other Benefits
61	IV	Other Compensation Program Features
61	Change-in-Control and Severance Arrangements
62	Policy Regarding Executive Repayment of Compensation Following Misconduct (“Clawback” Policy)
62	Executive Stock Ownership Guidelines
62	Stock Hedging and Pledging Policy
62	Tax and Accounting Considerations
63	V	2020 Executive Compensation Program Changes
64	Compensation Committee Report
65	Executive Compensation Tables
65	Summary Compensation Table
66	Grants of Plan Based Awards
67	Outstanding Equity Awards at Fiscal 2019 Year-End
70	Non-Qualified Deferred Compensation Plan
71	Employment, Termination and Change in Control Arrangements
73	CEO Pay Ratio
74	Ownership of Our Stock
74	Security Ownership of Certain Beneficial Owners and Management
76	Certain Relationships and Related Transactions
77	Other Matters
78	Availability of Additional Information
79	Questions and Answers About Procedural Matters
A-1	Appendix A Sanmina Corporation 2019 Equity Incentive Plan
B-1	Appendix B Reconciliation of Non-GAAP Measures

12       SANMINA CORPORATION

PROPOSAL ONE: ELECTION OF DIRECTORS

Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jure Sola, Hartmut Liebel, Eugene A. Delaney, John P. Goldsberry, Rita S. Lane, Joseph G. Licata, Jr., Krish Prabhu, Mario M. Rosati and Jackie M. Ward. If any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Nominating and Governance Committee to fill the vacancy. If stockholders nominate additional persons for election as directors, the proxy holders will vote all proxies received by them to assure the election of as many of the nominees listed below as possible, with the proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a director will continue until that person’s successor has been elected by the holders of the outstanding shares of common stock and qualified, or until his or her earlier death, resignation or removal in the manner provided in our bylaws.

The Board unanimously recommends a vote FOR the election of the following Director nominees.

2020 Proxy Statement       13

Proposal One: Election of Directors

Director Nominees

Age: 69 Principal occupation: Executive Chairman of Sanmina Corporation Director since: 1989

Jure Sola

Biographical Information
●Has served as Sanmina’s Executive Chairman since October 2017, Chief Executive Officer from April 1991 to October 2017, as Chairman of Sanmina’s Board from April 1991 to December 2001 and from December 2002 to October 2017, and Co-Chairman of Sanmina’s Board from December 2001 to December 2002.
●Co-founded Sanmina Corporation and initially held the position of Vice President of Sales in 1980.
●Became Vice President and General Manager of Sanmina Corporation, responsible for manufacturing operations and sales and marketing.
●Elected as a director and in October 1989 was appointed as President of Sanmina Corporation.

Board Nominating Factor
Mr. Sola’s role as the co-founder of Sanmina as well as his more than 40 years of experience in the electronics manufacturing industry and deep knowledge of the Company and its operations.

Age: 56 Principal occupation: Chief Executive Officer of Sanmina Corporation Director since: 2019

Hartmut Liebel

Biographical Information
●Has served as Chief Executive Officer of the Company since September 2019 and as President and Chief Operating Officer of the Company from July 2019 until September 2019.
●Served as President and Chief Executive Officer of privately owned iQor from June 2013 through August 2018.
●Served as Chief Executive Officer, Aftermarker Services, of Jabil Inc. from 2005 until May 2013, previously held the positions of President, Aftermarker Services and Executive Vice President and Chief Operating Officer, Aftermarket Services since joining Jabil in 2002.

Board Nominating Factor
Mr. Liebel’s knowledge of both the electronics manufacturing and information technology industries.

14       SANMINA CORPORATION

Proposal One: Election of Directors

Age: 63 Principal occupation: Consultant Director since: 2013 Board committees: Audit Compensation (Chair)

Eugene A. Delaney

Biographical Information
●Has served as a director of Sanmina since December 2013.
●Previously served as Executive Vice President, Product and Business Operations of Motorola Solutions, Inc., a worldwide provider of communications infrastructure, devices, software and services to government and enterprise customers, from January 2011 through July 2013.
●Held the positions of Executive Vice President, President, Enterprise Mobility Solutions, Motorola Inc. from January 2009 to August 2010; Senior Vice President, President, Government and Public Safety from May 2007 to January 2009; and Senior Vice President, International Sales Operations, Networks and Enterprise from May 2006 to May 2007 with Motorola, Inc.
●Served in other senior management roles with Motorola, Inc., including Senior Vice President of the Cellular Infrastructure Group, and President of Asia/Pacific region and Chairman of Motorola China Ltd.

Board Nominating Factor
Mr. Delaney’s more than 25 years of senior management experience with a major global communications technology company, particularly in the areas of business transformation and corporate finance.

Age: 65 Principal occupation: Former Chief Financial Officer, GLOBALFOUNDRIES Inc. Director since: 2008 Board committees: Audit (Chair)

John P. Goldsberry

Biographical Information
●Has served as a director of Sanmina since January 2008.
●Served as Chief Financial Officer of GLOBALFOUNDRIES Inc., a semiconductor foundry company from January 2016 to January 2018 and as Chief Accounting Officer from June 2013 until January 2016.
●Served as Chief Financial Officer of American Traffic Solutions, Inc., the leading traffic camera services company, from July 2010 until November 2012, and as Chief Financial Officer of TPI Composites, Inc., a manufacturer of composites products for the wind energy markets, from July 2008 until July 2010.
●Previously served as Senior Vice President and Chief Financial Officer of Gateway, Inc., a computer manufacturer, from August 2005 to April 2008.
●Served as Senior Vice President, Operations, Customer Care and Information Technology from April 2005 to August 2005, as Senior Vice President, Strategy and Business Development from March 2004 to April 2005 and as Chief Financial Officer of eMachines, Inc., a PC manufacturer acquired by Gateway, from January 2004 until March 2004.
●Held Chief Financial Officer positions at TrueSpectra, Inc., an imaging solutions company, Calibre, Inc., a wireless technology company, Quality Semiconductor, Inc., a semiconductor company, DSP Group, Inc., a semiconductor company and The Good Guys, Inc., an electronics retailer, and worked for Salomon Brothers and Morgan Stanley in a number of corporate finance positions.

Board Nominating Factor
Mr. Goldsberry’s deep financial expertise, CFO experience, understanding of hardware and manufacturing businesses (computers, renewable energy, electronic equipment and semiconductors), providing knowledge to help Sanmina refine and improve its strategy and execution.

2020 Proxy Statement       15

Proposal One: Election of Directors

Age: 57 Principal occupation: Consultant Director since: 2016 Board committees: Audit Nominating and Governance (Chair) Other public boards: Signify Holdings, L3Harris Technologies, Inc.

Rita S. Lane

Biographical Information
●Has served as a director of Sanmina since September 2016.
●Has been the Principal at Hajime, LLC a supply chain advisor for start-up companies since January 2014.
●Serves as a Supervisory Board member of Signify Holdings (formerly Philips Lighting), a global lighting systems manufacturer, and as a Board member of L3Harris Technologies, Inc., a provider of aerospace, communication, electronic and sensor systems.
●Served as Vice President, Operations, for Apple Inc. from July 2008 through January 2014.
●Was Senior Vice President, Integrated Supply Chain/Chief Procurement Officer for Motorola Solutions, Inc. and prior to that time held senior supply chain positions at International Business Machines Corporation for more than ten years.
●Served for five years in the United States Air Force as a Captain.

Board Nominating Factor
Ms. Lane’s more than 30 years of experience in global supply chain, technology products and hardware operations for Fortune 100 companies.

Age: 59 Principal occupation: Managing Partner, BlueArc Capital Management Director since: 2007 Board committees: Audit

Joseph G. Licata, Jr

Biographical Information
●Has served as a director of Sanmina since August 2007.
●Is the Managing Partner—Private Equity, of BlueArc Capital Management since April 2014.
●Currently Chairman of the Board of Choice Adhesives Corp. and Brunswick Bowling Products, both privately held companies.
●Past Chief Executive Officer of Synergy Leadership, LLC, a firm specializing in Board and CEO advisory services in the areas of corporate and growth strategy, operational full potential and enterprise value creation, a company which he also founded, from January 2011 until April 2014.
●Served as Chief Executive Officer of Peopleclick Authoria, Inc., a vendor of human resources process management software and services, from April 2010 through November 2010.
●Served as President and Chief Executive Officer of SER Solutions, Inc., a global call management and speech analytics solutions company, from July 2007 through October 2008 when the company was acquired.
●Served as President and Chief Executive Officer of Siemens Enterprise Networks, LLC, a leader of enterprise communications solutions, from 2001 to 2006.

Board Nominating Factor
Mr. Licata’s more than 18 years of experience as chief executive officer and chairman of companies in diverse industries provides him excellent visibility into operational and financial issues.

16       SANMINA CORPORATION

Proposal One: Election of Directors

Age: 65 Principal occupation: Consultant Director since: 2019 Board committees: Compensation

Krish Prabhu

Biographical Information
●Has served as a director of Sanmina since September 2019.
●Has been an independent technology consultant since retiring from AT&T, a telecommunications service provider, in September 2016, where he had served as Chief Technology Officer and President of AT&T Labs since June 2011.
●Held senior management positions at Tellabs, Inc., a telecommunications equipment provider, as President and Chief Executive Officer, from 2004 until 2008, and at Alcatel, also a telecommunications equipment provider, between 1991 and 2001.
●Was a venture partner at Morganthaler Ventures between 2001 and 2004.
●Currently serves on the boards of several private companies and served on the board of Altera Corporation between 2007 and 2015.

Board Nominating Factor
Mr. Prabhu’s more than 30 years of industry experience and senior leadership roles at global public corporations.

Age: 73 Principal occupation: Retired Member, Wilson Sonsini Goodrich & Rosati Director since: 1997 Other public boards: Aehr Test Systems

Mario M. Rosati

Biographical Information
●Has served as a director of Sanmina since 1997.
●Member of the law firm of Wilson Sonsini Goodrich & Rosati from 1971 until January 2020.
●Serves as a director of several privately held companies.

Board Nominating Factor
Mr. Rosati’s senior and significant role in a major Silicon Valley law firm serving technology companies and service on multiple company boards, giving him unique viewpoints on the technology industry and strategies for growth.

2020 Proxy Statement       17

Proposal One: Election of Directors

Age: 81 Principal occupation: Former Chair of the Board of Sysco Corporation and Chair of the Board of Luna C Clothing Director since: 2001 Board committees: Compensation Nominating and Governance

Jackie M. Ward (Lead Independent Director)

Biographical Information
●Has served as a director of Sanmina since December 2001.
●Served as a director of SCI from 1992 until December 2001 when Sanmina and SCI Systems, Inc. merged.
●Served as a director of Sysco Corporation (Chair of the Board).
●Serves as Chair of the Board of Luna C Clothing, a sports clothing company.
●Was the Outside Managing Director of Intec Telecom Systems, USA, a provider of turnkey telecommunication systems and products, from December 2000 to October 2006.
●Served as President, Chief Executive Officer and Chairman of the Board of Computer Generation Incorporated, which company she also co-founded.

Board Nominating Factor
Ms. Ward’s wealth of experience as a current or former board member of a number of leading Fortune 500 companies and her long-term service as a technology company chief executive officer.

18       SANMINA CORPORATION

Proposal One: Election of Directors

Qualification of Nominees

The Nominating and Governance Committee believes this slate of nominees possesses the strategic development, financial, operational and industry-specific skills necessary to effectively guide and oversee our business. In evaluating the qualifications of the nominees listed above, the Nominating and Governance Committee considered a number of factors, including the nominees’ experience as shown in the following chart:

SKILLS AND EXPERIENCE

Type of Experience
Electronics manufacturing services and similar manufacturing companies
Other technology/information technology
Public company board membership
Senior management for public and large companies and private and entrepreneurial companies
International business
Strategic planning
Business development and marketing
Executive compensation issues
Accounting, audit and corporate finance
Board governance, including board nominations
Risk management and crisis communication
Senior leadership in business, professional services and education/government

The Nominating and Governance Committee does not require that each nominee have experience in each of these areas, instead evaluating nominees as a group to ensure that the Board as a whole possesses the appropriate mix of experience and knowledge.

Independent Directors

The Board of Directors has determined that all of the non-employee members of the Board satisfy the definition of independence under applicable Nasdaq rules. There are no family relationships among our directors or executive officers. The non-management directors regularly meet in executive session, without members of management, as part of the normal agenda of our regularly scheduled board meetings.

2020 Proxy Statement       19

CORPORATE GOVERNANCE AND BOARD MATTERS

Sanmina has long been guided by a set of basic beliefs. Among those beliefs is the responsibility to conduct business with the highest standards of ethical behavior when relating to customers, suppliers, employees and investors. Accordingly, we have implemented governance policies and practices which we believe meet or exceed regulatory standards and which reflect current corporate governance best practices.

Board Composition

Process for Selecting Directors

IDENTIFYING CANDIDATES

●Nomination of incumbent directors, as recommended to the Board by the Nominating & Governance Committee
●Can include employees of the Company who are designated as executive officers
●New or replacement members, as recommended to the Board by the Nominating & Governance Committee
●Nominees recommended by stockholders
●Nominees identified by Board members

IN-DEPTH REVIEW BY THE NOMINATING AND GOVERNANCE COMMITTEE

●Annual review of the composition of the Board as a whole
●Annual review of independence according to the criteria established by Nasdaq
●Annual review of the appropriate skills and characteristics required of Board members
●Consideration of each potential nominee’s experience in areas determined by the Company
●Consideration of diversity
●Review of a nominee’s other existing and anticipated future commitments based on the Company’s Board membership limits
Nomination by Nominating and Governance Committee Full Board appoints or nominee is voted upon by stockholders at Annual Meeting

Director Succession Planning, Tenure and Refreshment

The Board believes that its ability to promote the long term, sustainable growth of Sanmina depends on attracting and retaining board members with a high level of industry-specific experience, who have a deep familiarity with the Company’s business and who will actively engage with management and other stakeholders. The Board seeks to assure these characteristics in board members through regular succession planning activities and through its Board evaluation process intended to identify board members in need of improvement. The Board recognizes concerns expressed in the corporate governance community that long tenured board members can be perceived as less independent than those with shorter tenures. At the same time, the Board does not believe that term limits are an appropriate means of addressing this concern as they can serve to disqualify otherwise knowledgeable, engaged and effective board members. Instead, the Board regularly considers new potential board members as a matter of succession planning.

20       SANMINA CORPORATION

Corporate Governance and Board Matters

Board Structure and Responsibilities

Board Leadership

ROLE OF LEAD INDEPENDENT DIRECTOR

During 2019, Jackie M. Ward served as lead independent director. The duties of lead independent director are to:

●	Serve as the principal contact between the independent directors and the Executive Chairman;
●	Assist the Executive Chairman in establishing the agenda for Board meetings;
●	Coordinate with the Executive Chairman in regard to meetings with stockholders and, if requested by stockholders, ensure that she is available for consultation and direct communication;
●	Recommend the retention of outside advisors and consultants;
●	Monitor the quality, quantity and timeliness of information sent to the Board; and
●	Perform such other functions as the Board or other Directors may request.

Assuming the reelection of Jackie M. Ward at the Annual Meeting, Ms. Ward will continue to serve as lead independent director in 2020. The charter for the lead independent director can be found on our website at http://ir.sanmina.com/investor-relations/corporate-governance/default.aspx.

ROLE OF EXECUTIVE CHAIRMAN

In October 2017, as part of Sanmina’s succession planning process, we separated the roles of Chairman of the Board and Chief Executive Officer and Mr. Sola assumed the role of Executive Chairman. Prior to that, the positions of Chairman of the Board and Chief Executive Officer were held by Mr. Sola for more than 27 years. In addition to performing the customary duties of Chairman of the Board, Mr. Sola, in his role as Executive Chairman,

●	Supports the Chief Executive Officer by interacting with current and prospective customers;
●	Advises on the strategic direction of Sanmina: and
●	Performs such other duties as may be assigned by the Board.

The Board believes that this leadership structure, coupled with the appointment of Jackie M. Ward as Lead Independent Director, provides balance, continuity and currently is in the best interest of Sanmina and its stockholders.

Areas of Board Oversight

ROLE OF THE BOARD IN RISK MANAGEMENT

The Board has developed an enterprise risk management framework that assigns oversight of various enterprise level risks to either the full Board or one of its committees. Pursuant to this framework, the Board and its Committees regularly receive presentations from management concerning enterprise level risks that could have a significant adverse impact on Sanmina’s business and operations, including economic conditions, strategy, supply chain, trade risks, legal and regulatory, compensation programs, cybersecurity and credit exposures. This process permits the Board and its Committees to provide guidance to management in scoping and managing each of the Company’s enterprise risk areas.

2020 Proxy Statement       21

Corporate Governance and Board Matters

Board Committees

The Board currently maintains three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

Audit Committee
Current Members John P. Goldsberry (Chair)* Eugene A. Delaney* Rita S. Lane Joseph G. Licata. Jr.* 8 meetings in fiscal 2019 Attendance

Duties and Responsibilities

●Oversees our corporate financial reporting and external audit, including, among other things, our internal control environment, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our internal audit function.
●Is responsible for the appointment, compensation, oversight and assessment of the performance of our independent registered public accounting firm and is involved in the selection of the lead audit partner.
●Oversees certain risks relating to the preparation of our financial statements, investment policies, casualty risk insurance policies and legal and regulatory compliance, among others.
●Oversees our ethics program and reviews related party transactions and legal matters that could have a significant impact on our financial statements.

*Meet the definition of a financial expert.

The Audit Committee has adopted a written charter approved by the Board, a copy of which is available at our website at http://ir.sanmina.com/investor-relations/corporate-governance/default.aspx.

Compensation Committee
Current Members Eugene A. Delaney (Chair) Krish Prabhu Jackie M. Ward 7 meetings in fiscal 2019 Attendance

Duties and Responsibilities

●Reviews and approves the salaries and equity, incentive and other compensation of our executive officers.
●Approves the terms of our annual bonus program, monitors our global compensation policies and practices and serves as the administrator under our equity compensation plans.
●Assists in the oversight of risks relating to recruitment, retention, labor standards compliance and bonus and equity compensation plans and practices and reviews our succession planning process for our executive officers.

The Compensation Committee has adopted a written charter approved by the Board, a copy of which is available at our website at http://ir.sanmina.com/investor-relations/corporate-governance/default.aspx.

22       SANMINA CORPORATION

Corporate Governance and Board Matters

Nominating and Governance Committee
Current Members Rita S. Lane (Chair) Jackie M. Ward 4 meetings in fiscal 2019 Attendance

Duties and Responsibilities

●Is responsible for evaluating the size and structure of the Board and its committees, determining the appropriate qualifications for directors and nominating candidates for election to the Board.
●Develops overall governance guidelines for the Board, including director succession planning policies, conducts an annual Board and committee evaluation and considers stockholder proposals for action at stockholder meetings, including stockholder nominees for director.
●Reviews and recommends for Board approval our non-employee Board member compensation program.

The Nominating and Governance Committee has adopted a written charter approved by the Board, a copy of which is available at our website at http://ir.sanmina.com/investor-relations/corporate-governance/default.aspx.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee are employees of Sanmina. During fiscal 2019, no executive officer of Sanmina (i) served as a member of the Compensation Committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on Sanmina’s Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on Sanmina’s Compensation Committee, or (iii) served as a member of the Compensation Committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a director of Sanmina.

Code of Business Conduct and Ethics

Sanmina has adopted a Code of Business Conduct and Ethics (the “Code”) that includes a conflict of interest policy and applies to the Board and all officers and employees. Sanmina provides training to familiarize employees with the requirements of the Code. An ethics reporting resource is available to all employees to enable confidential and anonymous reporting of suspected violations, as well as to the Chairs of the Audit Committee and the Nominating and Governance Committee, if desired. The Code can be found on our website at http://ir.sanmina.com/investor-relations/corporate-governance/default.aspx.

Board Accountability and Processes

STOCKHOLDER ENGAGEMENT

Fall	Winter	Spring	Summer
●File Annual Report on Form 10-K ●Solicit input from Investors ●Communicate investor feedback with the Board	●Board’s annual self-assessment of performance and effectiveness ●Distribute Proxy Statement and Annual Report ●Solicit input from Investors ●Communicate investor feedback to the Board	●Annual meeting held ●Review results of stockholder voting ●Communicate investor feedback to the Board	●Enhance disclosures, governance practices and compensation programs, as needed

2020 Proxy Statement       23

Corporate Governance and Board Matters

Our long-standing commitment to stockholder engagement includes:

●	An engagement program that is management led and overseen by the Board;
●	Dedicated resources to actively engage with stockholders on a variety of topics through the year, including status of the business and executive compensation;
●	Engagement that is designed to address questions and concerns, seek input and provide perspective on Sanmina’s policies and practices.

Feedback from our stockholder engagement is considered by the Board and reflected in enhancement to our policies and practices, particularly in the area of executive compensation. The results of our stockholder engagement efforts during 2019 are summarized on page 51.

CORPORATE GOVERNANCE GUIDELINES

Sanmina has adopted a set of Corporate Governance Guidelines that are intended to serve as, among other things, a charter for the full Board. These guidelines contain various provisions relating to the operation of the Board and set forth the Board’s policies regarding various matters. The guidelines can be found on our website at http://ir.sanmina. com/investor-relations/corporate-governance/default.aspx.

BOARD MEETINGS

The Board held six meetings during fiscal 2019. No director attended fewer than 75 percent of the meetings of the Board or of committees on which such person served.

ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS BY THE BOARD OF DIRECTORS

Sanmina encourages, but does not require, its Board members to attend the Annual Meeting of Stockholders. Our annual meetings of stockholders typically coincides with a regular Board meeting date, which facilitates the attendance of Board members at the stockholder meetings. All Board members attended the 2019 Annual Meeting of Stockholders.

BOARD STOCK OWNERSHIP GUIDELINES

In order to better align the interests of our Board and executive officers with those of our stockholders, we have adopted stock ownership guidelines. Under these guidelines, Board members must acquire and hold Sanmina shares with a dollar value of at least four times the amount of the cash retainer for Board service within three years of becoming a director. Shares counted towards satisfaction of the guideline include shares held through our frozen non-management director deferred compensation plan, shares issued upon vesting or exercise of restricted stock units or stock options issued to directors and shares purchased on the open market, if any. All of our directors currently meet this standard or are within the period for initial compliance.

24       SANMINA CORPORATION

Corporate Governance and Board Matters

HEDGING AND PLEDGING OF COMPANY SECURITIES

Sanmina believes that “hedging,” a term used to describe certain practices taken to reduce the economic risk of Sanmina stock ownership (e.g., to prevent losses if Sanmina’s stock price were to fall) is inappropriate when undertaken by employees, officers or directors as such techniques reduce alignment with the interests of our stockholders. Similarly, Sanmina believes that “pledging” of Sanmina stock by employees, officers or directors (i.e., using Sanmina stock as collateral for a loan, such as in a margin account) can be inappropriate when such practice could cause shares to be sold when the trading window is closed or the individual is in possession of material non-public information and would otherwise be prohibited from selling under this policy. Therefore, Sanmina prohibits employees, officers and directors from (i) purchasing any financial instrument or engaging in any transaction intended to hedge or offset any decrease in the market value of Sanmina’s common stock or (ii) engaging in short sales related to Sanmina’s common stock. Sanmina prohibits officers and directors from (i) depositing any Sanmina common stock in a margin account or (ii) pledging Sanmina securities as collateral for a loan.

STOCKHOLDER PROPOSALS

Stockholders may submit proposals for inclusion in our proxy statement and may recommend candidates for election to the Board, both of which shall be considered by the Nominating and Governance Committee. Stockholders should send such proposals to Nominating and Governance Committee, c/o Sanmina Corporation, Attention: Corporate Secretary, 30 E. Plumeria Drive, San Jose, California 95134.

For all other matters that a stockholder proposes to bring before the Annual Meeting, the notice must set forth:

●	A brief description of the business intended to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;
●	The name and address, as they appear on our books, of the stockholder proposing the business, and any beneficial owner on whose behalf the stockholder is proposing the business or proposing a director nomination and any person controlling, directly or indirectly, or acting in concert with, the stockholder or beneficial owner (a “Stockholder Associated Person”);
●	The class and number of shares of Sanmina that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person;
●	Whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the stockholder or any Stockholder Associated Person with respect to any securities of Sanmina, or whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit from share price changes for, or to increase or decrease the voting power of, the stockholder or any Stockholder Associated Person with respect to any securities of Sanmina;
●	Any material interest of the stockholder or any Stockholder Associated Person in the business intended to be brought before the Annual Meeting; and
●	A statement whether either the stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of Sanmina’s voting shares required under applicable law to carry the proposal.

Stockholders must comply with certain deadlines in order for proposals submitted by them be considered for inclusion in our proxy statement or brought to a vote at the Annual Meeting. Please see “Q18—What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?” page 83.

2020 Proxy Statement       25

COMPENSATION OF DIRECTORS

Director Compensation Arrangements

The Nominating and Governance Committee of the Board reviews and recommends non-employee director pay levels, which are approved by the Board. The Nominating and Governance Committee believes Sanmina’s director compensation pay levels are reasonable in light of benchmarking data prepared by the Nominating and Governance Committee’s independent compensation consultant and reviewed by the Committee.

Cash Compensation

During fiscal 2019, non employee directors were eligible to receive an annual cash retainer of $80,000. Each such director who was a member of the Audit, Compensation or Nominating and Governance Committees of the Board also earned an annual cash retainer of $10,000 and the chairperson of each such committee earned an additional annual cash retainer of $30,000 in the case of the Audit Committee, $25,000 in the case of the Compensation Committee and $15,000 in the case of the Nominating and Governance Committee. Finally, our lead independent director earned an additional cash retainer of $40,000 for her duties as such during 2019. Directors were permitted to convert their cash retainers into RSUs vesting in one year with the same value as the retainer to which they were entitled.

Equity Compensation

During fiscal 2019, non-employee directors received an aggregate of $180,000 in value of restricted stock units granted under our 2019 Equity Incentive Plan vesting as to 25% of the shares subject thereto on each of the first four quarterly anniversaries of the grant date.

Director Compensation Limits

The 2019 Plan Equity Incentive provides that, in a given fiscal year, a non employee director may not receive equity awards having a grant date fair market value greater than $900,000. Sanmina believes that having a stockholder-approved limit on equity grants to directors is consistent with best corporate governance practices.

26       SANMINA CORPORATION

Compensation of Directors

The following table presents the compensation earned by or paid to our non-employee directors during fiscal 2019.

Name	Fees Earned and Paid in Cash ($)		Stock Awards ($)(1)(2)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Eugene A. Delaney	125,000		180,000		—	—	305,000
William DeLaney	—		—		—	—	—	(4)
John P. Goldsberry	120,000		180,000		—	—	300,000
Rita S. Lane	115,000		180,000		—	—	295,000
Joseph G. Licata, Jr.	90,000		180,000		—	—	270,000
Krish Prabhu	45,000	(5)	90,000	(5)	—	—	135,000
Mario M. Rosati	80,000		180,000		—	—	260,000
Jackie M. Ward	—		320,011		60,208	—	380,219

(1)

Represents the grant date fair value of equity awards granted in March 2019, determined in accordance with ASC 718. These amounts do not purport to reflect the value that will be realized upon sale of the underlying securities.

(2)	Includes the grant date fair value of restricted stock units granted in lieu of cash retainer awards, when applicable. See “Director Compensation Arrangements – Cash Compensation,” above.
(3)

As of the end of fiscal 2019, the following directors held unvested restricted stock awards and outstanding stock options as follows: Mr. Delaney—14,946 and 17,145, respectively; Mr. Goldsberry—2,946 and 7,181, respectively; Ms. Lane—2,946 and 0, respectively; Mr. Licata—2,946 and 0, respectively; Mr. Prabhu—0 and 0, respectively; Mr. Rosati—2,946 and 35,082, respectively; and Ms. Ward—19,529 and 35,082, respectively.

(4)	Mr. DeLaney resigned on May 31, 2019 and did not earn any compensation during fiscal 2019.
(5)	Amounts prorated for the portion of fiscal 2019 that Mr. Prabhu served as a director.

2020 Proxy Statement       27

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board believes the appointment of PricewaterhouseCoopers LLP is in the best interests of the company and its stockholders and unanimously recommends voting “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2020.

The Audit Committee has approved the engagement of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending October 3, 2020. In the event stockholders do not ratify the Audit Committee’s selection of PwC as our independent registered public accounting firm, the Audit Committee may reconsider its selection. Representatives of PwC are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The following is a summary of fees billed by our independent registered public accounting firm for the fiscal years ended September 29, 2018 (“fiscal 2018”) and September 28, 2019 (“fiscal 2019”). The Audit Committee considers the non-audit and tax fees in its assessment of the independence of the Company’s independent registered public accounting firm.

	Fiscal 2018	Fiscal 2019
Audit Fees	$2,635,000	$4,306,000
Audit-Related Fees	$172,000	$97,000
Tax Fees	$373,000	$264,000
All Other Fees	$4,000	$4,000
TOTAL	$3,184,000	$4,671,000

Audit Committee Pre-approval Policy with Respect to Audit Services and Permissible Non-Audit Services

All services provided by our independent registered public accounting firm require prior approval of the Audit Committee, with limited exceptions as permitted by the SEC’s Rule 2-01 of Regulation S-X. Our independent registered public accounting firm periodically reports to the Audit Committee services for which the independent registered public accounting firm has been engaged and the aggregate fees incurred and to be incurred. During fiscal 2019, all services provided by our independent registered public accounting firm were pre-approved in accordance with this policy.

28       SANMINA CORPORATION

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Sanmina’s Audit Committee is comprised solely of members who meet the Nasdaq Listing Standard’s independence requirements for audit committee members. The Audit Committee has reviewed the audited financial statements for fiscal 2019 and has met and held discussions with management regarding the audited financial statements and internal controls over financial reporting. Management is responsible for the internal controls and the financial reporting process. Management has represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles.

PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm for fiscal 2019, was responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. PwC was also responsible for performing an audit of the effectiveness of Sanmina’s internal control over financial reporting as of September 28, 2019, in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee has discussed with PwC the overall scope of such audits and has met with PwC, with and without management present, to discuss the results of their audits.

The Audit Committee also reviewed with PwC its judgments as to the quality, not just the acceptability, of our accounting principles and has discussed with PwC the matters required to be discussed by professional standards. Finally, the Audit Committee has also received the written disclosures and the letter from PwC as required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC the independence of that firm.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements for fiscal 2019 be included in the Annual Report on Form 10-K for fiscal 2019 for filing with the SEC.

THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF SANMINA CORPORATION

JOHN P. GOLDSBERRY, Chairman
EUGENE A. DELANEY
RITA S. LANE
JOSEPH G. LICATA

2020 Proxy Statement       29

PROPOSAL THREE: APPROVAL OF THE RESERVATION OF AN ADDITIONAL 1,600,000 SHARES OF COMMON STOCK FOR ISSUANCE UNDER THE 2019 EQUITY INCENTIVE PLAN

The Board believes that equity compensation programs align the interests of management, directors and the stockholders to increase long-term stockholder value by giving directors, executives and other key employees a stake in our success. By permitting us to grant equity in our company, our 2019 Equity Incentive Plan (the “2019 Plan”) is a key tool for attracting, rewarding, motivating and retaining the key personnel necessary for us to achieve our business objectives and increase stockholder value. At the Annual Meeting, we are requesting that stockholders approve the reservation of an additional 1,600,000 shares of common stock for future issuance under the 2019 Plan in order to ensure that we continue to have sufficient shares available for (1) our annual grants to non-executive employees, (2) grants to potential executive new hires and (3) annual grants to executive management. We believe this increase is reasonable for the following reasons:

1.	Our burn rate is in line with to our peers. Sanmina’s three-year average net burn rate (grants less cancellations divided by outstanding shares) of 1.4% is lower than the 2.3% median net burn rate of the peer companies listed in the “Compensation Discussion and Analysis” on page 42 of the Proxy Statement for their three most recent fiscal years for which data is publicly available.
2.	Our share repurchases in the last two fiscal years have more than offset the dilutive effect of grants made under the 2019 Plan during the same time period. During the last two fiscal years, we have repurchased approximately 10 million shares of our common stock in the open market, more than offsetting the potential dilution from the 7 million shares granted under our stock plan during that same time period.
3.	Our overhang is reasonable compared to our peers. As of December 31, 2019, 4.3 million shares were subject to outstanding equity awards under our 2019 Plan and 2009 Incentive Plan (the “2009 Plan”) and 7.7 million shares were reserved for issuance under our 2019 Plan, inclusive of outstanding equity awards, representing 6% and 11% of our shares outstanding, respectively. This “overhang” is reasonable compared to average net and gross overhang of our peers.
4.	Adherence to Proxy Advisory Firm Guidelines. We have implemented several plan features recommended by proxy advisory firms in the 2019 Plan, including:
	a.	All awards granted under the 2019 Plan must have a minimum vesting period of at least one year, subject to certain de minimus exceptions;
	b.	All shares received by the Chief Executive Officer upon exercise, settlement or issuance of an award must be held for a minimum of one year before being sold or, if earlier, until the termination of the Chief Executive Officer’s service;
	c.	Reasonable and appropriate change in control provisions;
	d.	No dividends payable on unvested awards; and
	e.	No liberal recycling of full value awards (e.g, shares withheld from vesting awards to pay taxes are not returned to the plan for future grant).

30       SANMINA CORPORATION

Proposal Three: Approval of the Reservation

For these reasons, Sanmina requests stockholders approve the reservation of an additional 1,600,000 shares of common stock for issuance under the 2019 Plan. We expect that the share reserve under the 2019 Plan, as proposed to be increased, will allow us to continue to grant equity-based compensation at levels we deem necessary and appropriate for at least the next two years. We base this belief upon our historical annual equity award grant rate (otherwise known as burn rate), our historical forfeiture rate and our estimate of the number of Shares we will need to attract new senior and executive hires and in connection with potential merger and acquisition transactions. This belief could change, however, based upon a number of factors, including the need to increase our burn rate over historical averages in order to attract and retain key talent and the price of our common stock (because we determine the size of equity awards to be granted in part based on the price of our common stock at the time of grant, if our stock price on the date the award is granted is significantly lower than the stock price assumed in our forecast, we would need to grant a larger number of shares than anticipated to deliver the same value to participants).

The Board unanimously recommends voting “FOR” the approval of the reservation of an additional 1,600,000 shares for issuance under the 2019 plan.

Description of the 2019 Plan

A summary of the principal provisions of the 2019 Plan is set forth below. However, this summary is not a complete description of all of the provisions of the 2019 Plan and is qualified in its entirety by the specific language of the 2019 Plan, which is attached as Appendix A to this proxy statement.

General

●	The 2019 Plan has a ten year term;
●	The 2019 Plan provides for the grant of stock options, both incentive stock options and nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, and such other cash or stock awards to eligible individuals as the plan’s administrator (as defined below) may determine;
●	3,993,000 shares are authorized for issuance pursuant to awards under the 2019 Plan (the “Base Amount”), plus any shares subject to stock options or similar awards granted under the 2009 Plan that, after March 11, 2019, expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2009 Plan that, after March 11, 2019, are forfeited to or repurchased by the Company, with the maximum number of shares to be added to the 2019 Plan pursuant to the 2009 Plan equal to 6,436,840 shares. If stockholders approve this proposal, the Base Amount will be increased by 1,600,000 to 5,593,000. All of such shares may be authorized, but unissued, or reacquired common stock;
●	Shares subject to outstanding awards under the 2009 Plan that are forfeited, cancelled, or otherwise expire will be rolled into the 2019 Plan;
●	Any shares subject to awards other than options or stock appreciation rights (e.g., “full value” awards) will be counted against numerical share limits as 1.36 shares for every one share subject thereto; and
●	The 2019 Plan is administered by the Compensation Committee.

Administration

Our Board of Directors has delegated administration of the 2019 Plan to the Compensation Committee. In addition, our Board of Directors may delegate authority to one or more officers of the Company the authority to do one or both of the following: (i) designate employees or consultants of the Company or any of its subsidiaries who are not Section 16 officers to be recipients of options, restricted stock and restricted stock units under the terms of the 2019 Plan, and (ii) determine the number of shares to be subject to such awards; provided, however, that the Board resolutions regarding such delegation shall specify the maximum number of shares that may be subject to the awards granted by such officer.

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Proposal Three: Approval of the Reservation

For purposes of this summary of the 2019 Plan, the term “administrator” will refer to our Board of Directors or any committee designated by our Board of Directors to administer the 2019 Plan. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

Subject to the terms of the 2019 Plan, the administrator has the authority, in its discretion, to (i) determine the fair market value of a share, (ii) select the service providers to whom awards may be granted, (iii) determine the number of shares to be covered by each award granted under the 2019 Plan, (iv) approve forms of award agreement for use under the 2019 Plan, (v) determine the terms and conditions of any award granted under the 2019 Plan, provided these are not inconsistent with the terms of the 2019 Plan, (vi) construe and interpret the terms of the 2019 Plan and awards granted under the 2019 Plan, (vii) prescribe, amend and rescind rules and regulations relating to the 2019 Plan, (viii) modify or amend each award, subject to the terms of the 2019 Plan; provided that the administrator may not modify or amend an option or stock appreciation right to reduce the exercise price after it has been granted (except for adjustments made pursuant to the terms of the 2019 Plan), and the administrator may not implement any type of exchange program, unless such action is approved by stockholders prior to such action being taken, (ix) allow participants to satisfy tax withholding obligations in a manner prescribed under the terms of the 2019 Plan, (x) authorize any person to execute on behalf of the Company any instrument required to effect the grant of an award previously granted by the administrator, (xi) allow a participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under an award pursuant to such procedures as the administrator may determine, and (xii) make all other determinations deemed necessary or advisable for administering the 2019 Plan. The administrator’s decisions, determinations and interpretations will be final and binding on all participants and any other holders of awards.

Eligibility

All types of awards other than incentive stock options may be granted to our non-employee directors and to employees and consultants of the Company or any parent or subsidiary corporation of the Company. Incentive stock options may be granted only to employees of the Company or any parent or subsidiary corporation of the Company. As of September 28, 2019, we had approximately 34,000 eligible participants, including employee directors, outside directors and consultants, subject to compliance with local securities laws.

Shares Available for Issuance

Subject to the adjustment provisions contained in the 2019 Plan, our stockholders are being asked to approve an additional 1,600,000 shares for issuance under the 2019 Plan. The number of shares currently reserved for issuance under the 2019 Plan equals 3,993,000 shares (the “Base Amount”), plus any shares subject to stock options or similar awards granted under the 2009 Plan that, after March 11, 2019, expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2009 Plan that, after March 11, 2019, are forfeited to or repurchased by the Company, with the maximum number of shares to be added to the 2019 Plan pursuant to the 2009 Plan equal to 6,436,840 shares. The shares may be authorized, but unissued, or reacquired Common Stock. If stockholders approve this proposal, the Base Amount will be increased by 1,600,000 to 5,593,000, plus any shares that may be added to the 2019 Plan from outstanding awards under the 2009 Plan as discussed above.

Any shares subject to awards other than options or stock appreciation rights will be counted against the numerical limits of the 2019 Plan as 1.36 shares for every one share subject thereto. Further, if shares acquired pursuant to any such award are forfeited or repurchased by the Company and would otherwise return to the 2019 Plan, 1.36 times the number of shares so forfeited or repurchased will return to the 2019 Plan and will again become available for issuance.

32       SANMINA CORPORATION

Proposal Three: Approval of the Reservation

If an award under the 2019 Plan expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, restricted stock units, performance shares or performance units which are to be settled in shares, is forfeited to or repurchased by the Company, the unpurchased shares (or for awards other than options and stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the 2019 Plan (unless the 2019 Plan has terminated). Upon exercise of a stock appreciation right settled in shares, the gross number of shares covered by the portion of the award so exercised will cease to be available under the 2019 Plan. If unvested shares of restricted stock, or unvested shares issued pursuant to awards of restricted stock units, performance shares or performance units are repurchased by or forfeited to the Company, such shares will become available for future grant under the 2019 Plan. Shares used to pay the tax and exercise price of an award will not become available for future grant or sale under the 2019 Plan. To the extent an award under the 2019 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2019 Plan.

Adjustments

In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities or other change in the corporate structure affecting our common stock, the 2019 Plan administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2019 Plan, will adjust the number and class of shares that may be delivered under the 2019 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share or value limits, as applicable, set forth in the 2019 Plan.

Stock Options

An option gives a participant the right to purchase a specified number of shares for a fixed exercise price during a specified period of time. Each option granted under the 2019 Plan will be evidenced by an award agreement specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2019 Plan.

The exercise price per share of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary corporation of ours (a “ten percent stockholder”) must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. The fair market value of the common stock is generally the closing sales price of our stock as reported on the Nasdaq Global Select Stock Market.

Options will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement.

Upon the termination of a participant’s service, the unvested portion of the participant’s option generally expires. The vested portion of the option will remain exercisable for the period following the participant’s termination of service that was determined by the administrator and specified in the participant’s award agreement, and if no such period was determined by the administrator, the vested portion of the option will remain exercisable for: (i) 90 days following a termination of the participant’s service for reasons other than death or disability or (ii) five years following a termination of the participant’s service due to death or disability. In no event will the option be exercisable after the end of the option’s term. In the event of termination of service due to participant’s death, the award becomes vested in full.

The term of an option will be specified in the award agreement but may not be more than ten years (or five years for an incentive stock option granted to a ten percent stockholder).

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Proposal Three: Approval of the Reservation

The 2019 Plan provides that the administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when we receive the notice of exercise and full payment for the shares to be exercised, together with applicable tax withholdings.

Stock Appreciation Rights

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date an award is granted and the date it is exercised. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive an amount determined by multiplying: (i) the difference between the fair market value of a share on the date of exercise and the exercise price by (ii) the number of exercised stock appreciation rights. We may pay the appreciation in cash, in shares, or a combination of both. Each stock appreciation right granted under the 2019 Plan will be evidenced by an award agreement specifying the exercise price and the other terms and conditions of the award.

The exercise price per share of each stock appreciation right may not be less than the fair market value of a share of our common stock on the date of grant.

Stock appreciation rights will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement.

The term of a stock appreciation right may not be more than ten years. The terms and conditions relating to the period of exercise of stock appreciation rights following the termination of a participant’s service are similar to those for options described above. In the event of termination of service due to participant’s death, the award becomes vested in full.

Restricted Stock Awards

Awards of restricted stock are rights to acquire or purchase shares that vest in accordance with the terms and conditions established by the administrator in its sole discretion. Unless otherwise provided by the administrator, a participant will forfeit any shares of restricted stock that have not vested by the termination of the participant’s service. However, in the event of termination of service due to participant’s death, the award becomes vested in full. Each restricted stock award granted will be evidenced by an award agreement specifying the number of shares subject to the award and the other terms and conditions of the award. The administrator will determine the vesting conditions that apply to an award of restricted stock.

Unless the administrator provides otherwise, participants holding shares of restricted stock will have voting rights without regard to vesting, but will not have rights to dividends and other distributions with respect to such shares until the shares vest. The administrator has the discretion to reduce or waive any restrictions and to accelerate the time at which any restrictions will lapse or be removed.

Restricted Stock Units

A restricted stock unit represents a right to receive cash or shares of our common stock if the performance goals or other vesting criteria set by the administrator are achieved or the restricted stock unit otherwise vests. Each award of restricted stock units granted under the 2019 Plan will be evidenced by an award agreement specifying the number of shares subject to the award and other terms and conditions of the award. The administrator will determine the vesting conditions that apply to an award of restricted stock units.

After an award of restricted stock units has been granted, the administrator has the discretion to reduce or waive any restrictions or vesting criteria that must be met to receive a payout or to accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned restricted stock units upon termination of his or her service. However, In the event of termination of service due to participant’s death, the award becomes vested in full. The administrator in its sole discretion may pay earned restricted stock units in cash, shares, or a combination of both.

34       SANMINA CORPORATION

Proposal Three: Approval of the Reservation

Performance Units and Performance Shares

Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. Performance units will have an initial value established by the administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a share on the grant date. Performance units and performance shares will result in a payment to a participant only if the performance goals or other vesting criteria set by the administrator are achieved or the awards otherwise vest.

Each award of performance units or performance shares granted under the 2019 Plan will be evidenced by an award agreement specifying the performance period and other terms and conditions of the award. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the administrator, in its discretion.

After an award of performance units or performance shares has been granted, the administrator has the discretion to accelerate, reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares, but may not increase the amount payable at a given level of performance.

The administrator has the discretion to pay earned performance units or performance shares in the form of cash, shares (which will have an aggregate fair market value equal to the earned performance units or performance shares at the close of the applicable performance period), or a combination of both.

A participant will forfeit any performance units or performance shares that have not been earned or have not vested as of the termination of his or her service with us. However, in the event of termination of service due to participant’s death, the award will accelerate, with such acceleration assuming that all performance goals and other vesting criteria are deemed achieved at target performance levels and any additional service conditions satisfied.

Transferability

Awards generally are not transferable other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. With the approval of the administrator, a participant may transfer an award, in a manner specified by the administrator, to a spouse or former spouse pursuant to certain court-approved domestic relations orders, and transfer an option by gift to an immediate family member or certain trusts, partnerships or other entities or foundations in accordance with the terms of the 2019 Plan.

Outside Director Limitations

No non-employee director may be granted, in any fiscal year of the Company, awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $900,000. Any awards granted to an individual for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of this limitation.

One-Year Vesting Requirement; Chief Executive Officer Holding Requirement

Awards granted under the 2019 Plan shall vest no earlier than the one year anniversary of the award’s date of grant, provided that the administrator, in its sole discretion, may provide that an award may accelerate vesting, including, without limitation, by reason of the participant’s death, disability or retirement, or termination of the participant’s service, including a termination that occurs in connection with a change in control, and provided further that awards that result in the issuance of an aggregate of up to 5% of the shares reserved for issuance under the 2019 Plan may be granted to service providers, or outstanding awards modified, without regard to such minimum vesting, exercisability and distribution provisions. In addition, shares received by the Chief Executive Officer upon exercise, settlement or

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Proposal Three: Approval of the Reservation

issuance of an award granted to him or her while serving as Chief Executive Officer, after satisfaction of any applicable tax obligations, may not be sold or otherwise transferred (other than for estate planning purposes) for at least one year following delivery of such shares or, if earlier, upon the termination of the Chief Executive Officer’s service to us.

Dissolution or Liquidation

In the event of a proposed dissolution or liquidation of our company, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised.

Change in Control

The 2019 Plan provides that, in the event of a merger or change in control of the Company, each award will be treated as the administrator determines, including that that each award be assumed or an equivalent option or right substituted by the successor corporation.

If the successor corporation does not assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse. With respect to awards with performance-based vesting that are not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved based on actual performance measured through the last date that the award remains outstanding (or such earlier date, as determined by the administrator, in its sole discretion), with any performance period shortened proportionately and applicable performance goals or other vesting criteria adjusted proportionately to reflect the shortened performance period (or to the extent applicable, the value of the consideration to be received by the Company’s stockholders in connection with the merger or change in control), as determined by the administrator, in its sole discretion. In addition, if an option or stock appreciation right is not assumed or substituted for, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator, in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

For awards granted to our non-employee directors, in the event of a change in control in which such awards are assumed or substituted for, if on the date of or following such assumption or substitution the participant’s status as a director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant (unless such resignation is at the request of the acquirer), then the participant will fully vest in and have the right to exercise options and/or stock appreciation rights as to all of the shares underlying such award, including those shares which would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, unless specifically provided otherwise under the applicable award agreement, a Company policy applicable to the participant, or other written agreement between the participant and the Company, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Amendment and Termination

The 2019 Plan will automatically terminate ten years from the date of its adoption by our Board of Directors, unless terminated at an earlier time by our Board of Directors. The administrator may amend, alter, suspend, or terminate the 2019 Plan at any time, provided that no amendment may be made without stockholder approval to the extent approval is necessary or desirable to comply with any applicable laws. No amendment, alteration, suspension, or termination may materially impair the rights of any participant unless mutually agreed otherwise between the participant and the administrator.

36       SANMINA CORPORATION

Proposal Three: Approval of the Reservation

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2019 Plan. The summary is based on existing U.S. laws and regulations as of December 31, 2019, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and we will not be entitled to any deduction for federal income tax purposes.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a loss (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for purposes.

Nonstatutory Stock Options

A participant generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising the option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or the sale of the shares acquired through the exercise of the nonstatutory stock option.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

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Proposal Three: Approval of the Reservation

Restricted Stock Awards

A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Shares and Performance Unit Awards

A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2019 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for Sanmina

We generally will be entitled to a tax deduction in connection with an award under the 2019 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

38       SANMINA CORPORATION

Proposal Three: Approval of the Reservation

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND SANMINA WITH RESPECT TO AWARDS UNDER THE 2019 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director, or consultant may receive under the 2019 Plan is in the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth: (i) the aggregate number of shares of common stock subject to options granted under the 2019 Plan during fiscal 2019 to each of our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; (ii) the average per share exercise price of such options; (iii) the aggregate number of shares subject to restricted stock units (“RSUs”) granted under the 2019 Plan during fiscal 2019 to each of our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; and (iv) the grant-date value of shares subject to such RSUs.

	Number of		Average	Number of		Dollar Value
	Shares		Per Share	Shares		of Shares
	Subject to		Exercise Price	Subject to		Subject to
	Options		of Option	RSUs		RSUs
Name of Individual or Group	Granted		Grants(1)	Granted		Granted(1)
Jure Sola	—		—	175,000		$4,481,750
Executive Chairman
Michael J. Clarke	150,000	(3)	$23.96	250,000	(4)	$5,990,000
Chief Executive Officer(2)
Hartmut Liebel	—		—	60,000		$1,791,000
President and Chief Operating Officer(5)
David Anderson	—		—	63,000		$1,498,770
Executive Vice President and Chief Financial Officer(6)
Dennis Young	—		—	23,000		$547,170
Executive Vice President, Worldwide Sales
Alan Reid	—		—	25,000		$594,750
Executive Vice President, Global Human Resources
All executive officers, as a group	150,000		$23.96	596,000		$14,903,440
All directors who are not executive officers, as a group	—		—	39,935		$1,220,014
All employees who are not executive officers, as a group	—		—	1,183,742		$29,444,345

(1)

Reflects the aggregate grant date fair value of awards computed in accordance with ASC 718. These amounts do not purport to reflect the value that will be realized upon the sale of the underlying shares or that the underlying shares will in fact vest and be issued.

(2)	Mr. Clarke ceased to serve as Chief Executive Officer as of September 30, 2019.
(3)	Award canceled subsequent to fiscal year end in connection with Mr. Clarke’s cessation of service as Chief Executive Officer.
(4)	Awards for an aggregate of 140,000 shares were canceled subsequent to fiscal year end in connection with Mr. Clarke’s cessation of service as Chief Executive Officer.
(5)	Mr. Liebel joined the Company in this position in July 2019. Effective as of September 30, 2019, Mr. Liebel was appointed as Chief Executive Officer.
(6)	Mr. Anderson ceased to serve as Chief Financial Officer as of October 13, 2019.

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Proposal Three: Approval of the Reservation

Other Equity Compensation Plan Information

The following table summarizes the number of shares issuable upon exercise of outstanding options and deliverable upon vesting of restricted stock units granted to our employees, directors and consultants, as well as the number of shares of common stock remaining available for future issuance under Sanmina’s equity compensation plans as of September 28, 2019. Sanmina has no stock appreciation rights or other awards outstanding that are convertible into or exchangeable for common stock. Additionally, there are no awards outstanding under equity compensation plans not approved by stockholders.

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options and Rights		Weighted-Average Exercise Price of Outstanding Options		Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	5,041,950	(1)	$14.40	(2)	4,429,739

(1)	Includes 3,152,862 shares deliverable upon vesting of Restricted Stock Units.
(2)	Weighted average remaining term of options is 3.07 years.

40     SANMINA CORPORATION

PROPOSAL FOUR: APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd Frank Act, requires that we provide our stockholders an opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say on pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in our proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

As described under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to reward executives for improvement in our financial results and shareholder value and to provide alignment between the interests of executives and our stockholders.

See “Compensation Discussion and Analysis” on page 42, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement for additional details about our executive compensation programs, including information about the fiscal 2019 compensation of our named executive officers.

Accordingly, our Board of Directors is asking our stockholders to cast a non-binding advisory vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table and other related tables and disclosure.”

The Board of directors unanimously recommends that stockholders vote “FOR” the approval of the compensation for our named executive officers.

2020 Proxy Statement     41

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis describes the Company’s executive compensation program and the Committee’s process for implementing its executive compensation program. To enable easier navigation of the information provided below, we have organized the disclosure into the following sections:

I	Executive Summary
II	Compensation Philosophy and Design-Related Features
III	Executive Officer Compensation for 2019
IV	Other Compensation Program Features
V	2020 Executive Compensation Program Changes

I Executive Summary

Our Named Executive Officers

Throughout this CD&A, the individuals who served as our Executive Chairman, Chief Executive Officer and Chief Financial Officer during fiscal 2019 and the other individuals included in the “Summary Compensation Table” in the Proxy Statement, are referred to as the “named executive officers” or “NEOs.” Our fiscal 2019 NEOs were:

Jure Sola	Executive Chairman
Michael J. Clarke(1)	Chief Executive Officer
Hartmut Liebel(2)	President and Chief Operating Officer
David R. Anderson(3)	Executive Vice President and Chief Financial Officer
Dennis R. Young	Executive Vice President, Worldwide Sales
Alan Reid	Executive Vice President, Global Human Resources

(1)	Mr. Clarke ceased to serve as Chief Executive Officer as of September 30, 2019.
(2)	Mr. Liebel joined the Company in this position in July 2019. Effective as of September 30, 2019, Mr. Liebel was appointed as Chief Executive Officer.
(3)	Mr. Anderson ceased to serve as Chief Financial Officer as of October 13, 2019.

42     SANMINA CORPORATION

Compensation Discussion and Analysis

Fiscal 2019 Business Highlights

In fiscal 2019, we increased our operating efficiencies, leveraged our advanced technology and manufacturing capabilities, and further diversified within our end markets. As a result, we delivered improved financial results and built a strong foundation ready to capitalize on our momentum. Revenue increased 16% to $8.2 billion; non-GAAP operating margin at 4.1%, was up 110 basis points from 2018; and non-GAAP earnings per share expanded 60% to $3.40. Our greatly-improved cash flow from operations of $383 million reflects the management team’s operational excellence and focus on efficiencies in areas we can control, while dealing with an evolving demand environment, delays in technology ramps and global economic uncertainty.

REVENUE & NON-GAAP OPERATING MARGIN* (In Millions)	CASH FLOW FROM OPERATIONS (In Millions)	NON-GAAP EARNINGS PER SHARE (EPS)*

Non-GAAP Operating Margin

*	See Appendix B for reconciliation of non-GAAP financial information to their most directly comparable GAAP measures.

Fiscal 2019 Executive Compensation Highlights

Sanmina’s NEO’s are compensated to drive long-term success and long-term stockholder value. The target direct compensation that our CEO and other NEO’s were awarded requires them to meet or exceed financial and operational goals not just in 2019 but in future years as well. Our NEO’s are incentivized to build long-term success and return long-term value to stockholders.

2020 Proxy Statement     43

Compensation Discussion and Analysis

TARGET COMPENSATION MIX

A significant portion of target CEO compensation is comprised of components that are based on achieving a pre-determined level of financial or operational performance and/or stock price. A significant portion of target compensation for all NEOs is dependent on long-term stock price appreciation, incentivizing executives to increase value for our stockholders.

TARGET COMPENSATION MIX FOR FISCAL 2019

CEO

All other NEOs

OUR COMPENSATION PROGRAM EMPHASIZES PERFORMANCE-BASED AND AT-RISK PAY

Approximately 67% of the CEO’s total target compensation (base, bonus and value of equity incentives at the time of grant) was comprised of performance-based pay opportunities tied to performance conditions and/or stock price targets. Approximately 77% of the CEO’s total target compensation and 69% of the other NEOs’ total target compensation was comprised of equity incentives, thereby ensuring alignment with stockholder returns.

SHORT-TERM INCENTIVE COMPENSATION

Annual incentive compensation under Sanmina’s Corporate Bonus Plan is awarded to incentivize and reward the achievement of short-term goals using metrics that are clear and understandable to both management and investors. In response to stockholder and stockholder advisory group feedback, the Compensation Committee has revised the Corporate Bonus Plan to reduce the number of metrics under the plan and eliminate metrics that were also used under the long-term incentive plan. These changes will be effective beginning fiscal 2020.

2019 Corporate Bonus Plan Metrics	2020 Corporate Bonus Plan Metrics
●Revenue ●Non-GAAP operating margin ●Five modifiers (Q4 non-GAAP operating margin, cash flow from operations, inventory turns, pre-tax return on invested capital and non-GAAP EBITDA)	●Revenue ●Non-GAAP operating margin ● NEW One modifier (cash flow from operations)

44     SANMINA CORPORATION

Compensation Discussion and Analysis

LONG-TERM EQUITY INCENTIVES

The objectives of our long-term incentive program are to incentivize and reward executives for performance that leads to long-term success and stockholder value creation, and to promote retention of critical executives to remain with Sanmina in an environment where competition for talent is fierce. In response to stockholder and stockholder advisory group feedback, for 2020, the Compensation Committee revised the long-term incentive plan to reduce the number of metrics used and to increase the measurement period for achievement to three years.

2019 Long Term Incentive Mix and Metrics	2020 Long Term Incentive Mix and Metrics
Mix:	Mix:

CEO — Michael Clarke	CEO — Hartmut Liebel

NEOs	NEOs

PSU metrics (CEO and NEOs) ●Non-GAAP earnings per share ●Single year metric, three years to achieve ●Fixed payout
PSU metrics (CEO and NEOs)
●Non-GAAP earnings per share
●Three-year cumulative metric measured at the end of the performance period
●Variable payout (65% to 135%) based upon level of achievement and, at the discretion of the Compensation Committee, relative TSR compared to peers, with minimum threshold for any payout

Performance Stock Options (CEO only)
●2 tranches: first tranche vests if stock price target achieved in first year after grant; second tranche vests if stock price target achieved in second year after grant
Performance Stock Options ●None
RSUs ●Vests over three years, one-third annually (CEO) and 13 month to three-year cliff (NEOs)	RSUs ●Vests over three years, one-third annually (CEO) and 13 month to three-year cliff (NEOs)

2020 Proxy Statement       45

Compensation Discussion and Analysis

2019 Say-on-Pay Vote and Stockholder Engagement

Our Board of Directors was disappointed with the 51% approval on the 2019 Say-on-Pay vote. During the remainder of 2019, we undertook an extensive stockholder engagement effort and the Compensation Committee conducted a thorough review of our compensation programs in order to determine how best to respond to the Say on Pay vote result and stockholder feedback. After considering input from stockholders and other stakeholders, we implemented meaningful changes to our executive compensation program for fiscal 2020, as described in this Compensation Discussion and Analysis section.

2019 STOCKHOLDER ENGAGEMENT

During 2019, Sanmina’s management and members of our Board, including the Executive Chairman, Lead Independent Director, and Compensation Committee Chairman, reached out to stockholders representing approximately 67% of our outstanding shares to discuss executive compensation and governance and throughout the year actively engaged with stockholders representing 47% of our outstanding shares. Our 2019 engagement was more expansive than prior years, and we continue to make enhancements to our robust stockholder engagement process so that we can engage even more productively with our stockholders going forward.

We appreciate the feedback that our stockholders shared with us. In evaluating and making decisions regarding the 2020 compensation program design, the Compensation Committee took this valuable feedback into consideration. As a result, the Compensation Committee made significant changes to Sanmina’s executive compensation program beginning in fiscal 2020:

●	Increased the CEO’s percentage of total target compensation comprised of performance-based long-term incentives to 62% from 53%.
●	Reduced the number of performance metrics in the annual bonus and eliminated duplication of annual bonus plan metrics with the long-term incentive awards.
●	Established long-term incentive performance goals that cover a full three-year period.
●	Ceased to award “all or nothing” long term incentives.
●	Approved equity awards with variable payout (65% to 135%) based upon three-year cumulative non-GAAP EPS and, at the discretion of the Compensation Committee, relative TSR compared to peers, with minimum performance threshold for any payout.
●	Strengthened our Clawback Policy to apply to equity awards.

In response to stockholder requests that we provide greater transparency in our disclosure of the operation of the incentive plans, we have enhanced in this Proxy Statement our description of the plans, their purpose, what they measure and how they operate.

Alignment of Incentive Pay Results with Company Performance

A key objective of our executive compensation program is to align executive pay with performance – both financial performance of our Company and long-term stockholder value creation. We believe our executives should be rewarded for their measurable impact on the company’s financial performance and increases in stockholder value. As shown below, our NEO pay is well aligned with performance.

46       SANMINA CORPORATION

II Compensation Philosophy and Design-Related Features

Adoption of Best Practices

Our executive compensation programs include features that are widely recognized as best practices.

WHAT WE ARE DOING:
●Pay for Performance—Our executive compensation program continues to evolve in response to stockholder and proxy advisor feedback. The program continues to emphasize variable (at risk) compensation, with the majority of the total target pay opportunities of our CEO tied to financial and/or stock price performance. 100% of our long-term incentive awards to our named executive officers in fiscal 2019 were equity incentives, reinforcing the linkage between executive pay and stockholder value creation.
●Stockholder Engagement on Executive Compensation Matters—We have a robust, year-round stockholder engagement program that provides valuable feedback and informs the Compensation Committee’s annual evaluation of the executive compensation program. A comprehensive description of our stockholder engagement, together with the significant pay program changes we have made, appears in “Last Year’s Say on Pay Vote and Stockholder Outreach,” below.
●Simplification of Annual Bonus Plan Design—For 2020, we have reduced the number of metrics used to measure plan performance from six to three, emphasizing only the most important measures to the health of our business and better focusing management on achievement of such measures.
●Below Median Non-Performance Based Compensation—Base salaries for our executive officers generally fall below peer median levels with total compensation becoming competitive only if Sanmina achieves target and higher levels of financial performance.
●Alignment of Overall Pay with Peers—The total target compensation of our named executive officers is generally aligned with peer median levels.
●Capped Incentive Payments—We impose a maximum on the amount that can be earned under all of our incentives.
●Robust Stock Ownership Guidelines—Our executive officers are subject to equity ownership requirements that are comparable to those of our peers.
●Mandatory Stock Holding Period—Under our 2019 Equity Incentive Plan, our CEO must hold all shares received upon exercise, settlement or issuance of an award for a minimum of one year before being sold, helping ensure alignment of interests with those of our stockholders.
●Clawback Policy—We broadened our clawback policy to require repayment of equity incentives received in connection with financial restatements under certain circumstances.
●Multi-year Vesting Criteria for Equity Awards—Beginning with awards granted in fiscal 2020, our performance-based long-term incentives will vest only upon achievement of multi-year financial targets rather than single-year hurdles as in the past.
●Separate, non-overlapping metrics for short- and long-term awards. Beginning in fiscal 2020, all awards granted will have separate metrics that do not overlap or duplicate metrics under other awards, recognizing the distinct purpose of each type of award.
●Below-median severance levels. Our change in control severance arrangements provide for severance levels below median general industry practices.
●Annual pay study and peer group review. We annually conduct an executive pay study, assisted by the Committee’s independent compensation advisor, to ensure the continued alignment of our pay levels and program designs with competitive peer practices. We review our peer group every year to ensure relevance and comparability.
●Annual say-on-pay vote. We conduct an annual say-on-pay vote, the frequency preferred by our stockholders.

WHAT WE DON’T DO
●No guaranteed bonus payments for CEO or other NEO’s.
●No repricing of options.
●No tax gross ups.
●No excessive change in control severance protections (the highest change in control severance multiple is two times salary plus one times target bonus).
●No single trigger change in control provisions.
●No hedging or pledging of the Company’s stock by our executive officers and directors is allowed.
●No extraordinary perquisites.

2020 Proxy Statement       47

Compensation Discussion and Analysis

Sanmina’s Pay for Performance Compensation Philosophy

OBJECTIVE Increase long term stockholder value and align the interests of our executives and stockholders.

HOW PURSUED

The vast majority of total executive compensation is equity-based so that executives are rewarded more when stockholder value is created. 100% of our long-term incentive awards to our named executive officers are in the form of equity.

Create a direct link between long term financial performance and individual rewards.

Our long-term awards include performance-based awards that reward executives for achieving financial goals that are important to the health of the business. Annual bonuses are also tied to achievement of critical financial goals, the achievement of which strengthen the foundation for long-term success. For fiscal 2020, goals for both short-term and long-term performance awards have been differentiated to focus executives on achievement of critical measures of both short-term and long-term performance.

Emphasize the competitiveness of total pay rather than any one particular element.

We generally target base salaries lower than our peers, with total compensation becoming competitive if we achieve our financial goals. In furtherance of this strategy, a majority of our executives’ compensation is at risk, becoming payable only upon achievement of specific performance targets or having value that is dependent on stock price appreciation.

Sanmina’s Executive Compensation Process

ROLE AND AUTHORITY OF SANMINA’S COMPENSATION COMMITTEE

The Committee:

●	Oversees our compensation policies, plans and benefit programs;
●	Reviews and approves the performance criteria and targets for our short-term and long-term incentive compensation programs;
●	Administers our equity compensation plans;
●	Reviews and approves the compensation of each of our executive officers, including
●	determining the amount of base salary, target performance-based compensation and time-based equity compensation payable;
●	determining if and to what extent Company or individual performance goals for performance-based compensation awards have been satisfied;
●	determining whether circumstances warrant upward or downward adjustment of any annual incentive bonus; and
●	Monitors the potential risks associated with the overall compensation program.

ROLE OF EXECUTIVE OFFICERS IN COMPENSATION DECISIONS

●	Our Executive Chairman, Chief Executive Officer and Executive Vice President of Global Human Resources regularly attend the Committee’s meetings (but are excused, as appropriate, when certain matters related to their own pay are discussed).
●	The Chief Executive Officer makes recommendations to the Committee with respect to the compensation payable to the named executive officers (other than himself) and other officers. However, the Committee is not bound by the Chief Executive Officer’s recommendations and makes all decisions with respect to the Chief Executive Officer’s compensation without him being present during those discussions.

48       SANMINA CORPORATION

Compensation Discussion and Analysis

ROLE AND INDEPENDENCE OF COMPENSATION CONSULTANT

The Committee retained Exequity, LLP, an executive compensation consulting firm, to provide advice on matters related to executive pay. During fiscal 2019, the Committee directed Exequity to:

●	Review our executive compensation programs to help ensure the continued alignment of our programs with our compensation philosophy and objectives, as well as with peer practices;
●	Review the analysis of peer company compensation data and materials provided by management to the Committee for accuracy and completeness;
●	Provide the Committee with information regarding executive compensation trends generally, as well as industry specific compensation trends; and
●	Answer questions the Committee posed regarding compensation issues.

We are required to disclose whether the work of our compensation consultant raises any conflict of interest issues and, if so, the nature of the conflict and how the conflict was addressed. The Committee does not believe the retention of Exequity creates a conflict of interest. The Committee’s belief is based on the following:

●	Exequity is not performing any additional service for us, other than review of our director compensation program for the Nominating and Governance Committee;
●	According to Exequity, fees paid by us are anticipated to represent less than 3% of Exequity’s total revenue;
●	Exequity has disclosed to the Committee its conflicts of interest principles concerning client engagements and the Committee believes such policy provides reasonable assurance that conflicts of interest with Exequity will not arise;
●	There are no business or personal relationships between Exequity and any member of the Committee or executive officer; and
●	Exequity has represented to the Committee that no Exequity consultant providing services to us is a stockholder of Sanmina.

In addition, Exequity reported solely to the Committee, our management was not involved in the negotiation of fees charged by Exequity or in the determination of the scope of work performed by Exequity and the Committee has the sole authority to hire and terminate compensation consultants, including Exequity. As a result of the foregoing, the Committee believes that Exequity is independent of Sanmina. The Committee has engaged Exequity to conduct a similar review of our executive compensation program for fiscal 2020.

HOW WE DETERMINE AWARD TARGET COMPENSATION OPPORTUNITIES

Each year the Committee determines the amount of base salary, target short-term and long-term performance-based compensation and long-term equity awards for each NEO. In making this determination, the Committee considers several key factors:

●	The need to offer compensation packages that are comparable in total amount and in pay mix to those offered by companies competing with us for executive talent;
●	The relationship of the Chief Executive Officer’s compensation to that of the other NEOs;
●	The individual performance of the NEO;
●	The executive’s experience level, responsibilities, performance, and contributions to stockholder value creation; and
●	With respect to equity awards, the Committee also takes into account previous award levels to executives, as well as their outstanding long-term incentives.

2020 Proxy Statement       49

Compensation Discussion and Analysis

REVIEW OF PEER GROUP DATA

In making compensation decisions for fiscal 2019, the Committee examined competitive market practices for base salary, incentive compensation and equity compensation awards of global, diversified electronics manufacturing services companies and high-technology product manufacturing companies with generally comparable revenue levels to that of the Company. The Committee included these types of companies in the peer group because, like us, they have numerous, geographically dispersed manufacturing operations and design, manufacture, assemble and sell complex, highly engineered products and components. Data on compensation practices of peer group companies generally was gathered through publicly available information.

Based on a thorough review of these factors in fiscal 2019, all of the peer companies referenced for executive pay benchmarking in fiscal 2019 and listed below were deemed to appropriately reflect competitive executive pay levels and practices. The Committee believes the number of peer companies chosen (14) is a sufficiently large enough peer group in order to allow the Committee to make informed judgments about the Company’s executive compensation compared to its peers without producing an unmanageable amount of data for the Committee to consider.

The Committee also considered data from third-party surveys, which are reported on an aggregate, not individual company, basis. The peer group companies considered by the Committee in determining named executive officer compensation for fiscal 2019 are listed below:

Advanced Micro Devices, Inc.	Amphenol Corporation	Applied Materials, Inc.
Arrow Electronics	Avnet, Inc.	Benchmark Electronics, Inc.
Celestica Inc.	Flex Ltd.	Jabil Inc.
NCR Corporation	Plexus Corp.	Seagate Technology
TTM Technologies, Inc.	Western Digital Corporation

HOW WE CHOSE OUR PERFORMANCE COMPENSATION METRICS FOR 2019

For both the short-term and long-term incentive awards, the Committee chose metrics that are used by management to assess the financial performance and condition of the business and that measure success against the Company’s strategy. The use of these metrics rewards executives for achieving the Company’s strategic objectives, each NEO is rewarded only to the degree that the Company’s strategic objectives have been furthered.

Metrics	Rationale and Link to Strategy
Short-term Incentive Plan: Revenue, non-GAAP operating margin, pre-tax return on invested capital, non-GAAP EBITDA, cash flow from operations and inventory turns	The Committee believes these are the metrics that best measure Company performance over shorter term periods.
Long-Term Incentive Plan: Revenue, operating margin, non-GAAP earnings per share and stock price increases	The Committee believes that these metrics best reflect long-term improvements in the business and ones that are best tied to long-term stockholder value creation.

50       SANMINA CORPORATION

Compensation Discussion and Analysis

HOW WE SET TARGET GOALS

●	Target goals are set at levels consistent with our internal budgeting and forecasts for the year’s business plan, as well as external guidance provided by the Company.
●	Target goals are set at levels deemed challenging to meet, but reasonably attainable with strong performance.
●	For short-term incentive compensation, the Compensation Committee also considers the competitiveness of total cash compensation that would be paid to executives compared to peer companies if the plan funded at target levels.

EVALUATIONS OF INDIVIDUAL PERFORMANCE

In addition to measuring achievement of the financial goals set forth in our short-term and long-term plans, the Committee conducts annual qualitative evaluations of each NEO’s performance during the year. Such evaluations form the basis for any discretionary adjustments to NEO compensation the Committee may choose to make.

LAST YEAR’S SAY-ON-PAY VOTE AND STOCKHOLDER OUTREACH PROGRAM

We believe that effective corporate governance should include regular, constructive conversations with our stockholders. Each year we engage with a number of stockholders to obtain feedback on their perception and understanding of our business, markets and industry. In 2019, we intensified our stockholder outreach efforts after our compensation program was approved by only 51% of the votes cast on the 2019 Say-on-Pay proposal. We wanted to better understand the concerns of our stockholders about our compensation program, so we reached out to stockholders representing two-thirds of our outstanding shares and met with stockholders owning almost half of our outstanding shares.

Our annual corporate governance investor outreach cycle is outlined below.

STOCKHOLDER ENGAGEMENT

Fall	Winter	Spring	Summer
●File Annual Report on Form 10-K ●Solicit input from Investors ●Communicate investor feedback with the Board	●Board’s annual self-assessment of performance and effectiveness ●Distribute Proxy Statement and Annual Report ●Solicit input from Investors ●Communicate investor feedback to the Board	●Annual meeting held ●Review results of stockholder voting ●Communicate investor feedback to the Board	●Enhance disclosures, governance practices and compensation programs, as needed

2020 Proxy Statement       51

Compensation Discussion and Analysis

2019 STOCKHOLDER OUTREACH

In 2019, we invited stockholders representing approximately 67% of our outstanding shares to meet with our management and members of the Board to discuss executive compensation and governance.

Sanmina management and members of the Board met with stockholders representing 47% of outstanding shares.

Stockholders representing 20% of outstanding shares did not require a meeting, had no concerns or did not respond.

In addition to input on current governance and executive compensation topics specific to Sanmina, we invited discussion on any other topics or trends stockholders wished to share with us. Additionally, we engaged with a key proxy advisory firm to better understand the methodology they use to evaluate our company.

WHAT WE HEARD

●Stockholders wanted greater response to the Say-on-Pay result and the feedback provided.
●Stockholders expressed concern about the alignment of the compensation plans to performance and stockholder interests.
●Stockholders were concerned about single-year performance goals with multiple years to achieve contained in our long-term plan, rather than cumulative, multi-year goals measured at the end of at the end of the multi-year period.
●Stockholders wanted more transparency around performance goals and fewer modifiers in the short-term incentive plan.
●Stockholders preferred an increase in executive stock ownership requirements.
●Stockholders wanted a more robust clawback policy.
●Stockholders expressed interest in knowing more about Board composition, skills, succession planning, nominating process and refreshment, and the Board’s involvement in Company strategy.
●Additionally, key proxy advisors expressed concerns regarding CEO pay, the relationship between pay and Company performance, redundancy of performance metrics between the annual bonus program and the long-term incentive program, and the percentage of long-term incentive awards described as “performance-based”.

WHAT WE HAVE DONE IN RESPONSE

●The Board of Directors reconstituted the Compensation Committee, appointing a new Chair and replacing some of its members.
●We increased engagement with stockholders to better understand and best align Sanmina’s compensation plan to stockholder interests while meeting the needs of a very dynamic and competitive market for talent retention and recruiting.
●Sanmina engaged with proxy advisory firms to better understand their methodology in making recommendations concerning proposals being voted upon by stockholders at annual meetings.
●We have enhanced disclosure about the Board’s composition and responsibilities by providing in this Proxy Statement more insight into the depth and breadth of the Board and its involvement in the Company’s strategic direction and stockholder value creation.
●We provide in this Proxy Statement greater transparency about our compensation plans, their purpose, what they measure and how they operate.
●The Compensation Committee made significant changes to Sanmina’s executive compensation program (effective fiscal 2020):
●Increased the CEO’s percentage of total target compensation comprised of performance-based long-term incentives to 62% from 53%.
●Eliminated duplication of performance metrics in the short-term bonus plan and long-term incentive awards.
●Established long-term incentive performance goals that cover a full three-year period, with no interim measurement.
●Simplified the array of performance metrics in the short-term bonus plan and long-term incentive plan.
●Strengthened our Clawback Policy to apply to equity awards.

52       SANMINA CORPORATION

Compensation Discussion and Analysis

Components of 2019 CEO Compensation

Component	% of Total Target Direct Compensation	Purpose	Key Characteristics
Base Salary		●Attract and retain talent with a competitive level of pay	●Determined based on individual performance, experience level and peer group compensation data ●Targeted below 50th percentile for our peers

Annual Incentive Compensation		●Incentivize and reward for corporate and individual performance over shorter time periods and to aid in retention ●Drive achievement of specific goals in line with our strategy
●Two financial goals (revenue, non-GAAP operating margin)
●Five modifiers (Q4 non-GAAP operating margin, cash flow from operations, inventory turns, pre-tax return on invested capital, and non-GAAP EBITDA)
●Individual Metrics: Individual performance objectives
●Compensation Committee has discretion to adjust upward or downward
●Allows for total cash compensation to become more competitive compared to peers when high levels of corporate and individual performance are achieved

Equity Incentives		●Align incentives of management with interests of stockholders ●Align realized pay with stockholder value creation ●Support long-term retention of critical talent
●Favorable mix of performance-based PSUs and time-based RSUs (69%/31%)
●PSU Metrics: Non-GAAP earnings per share
●Stock Option Vesting Metric: Stock price increases
●Awards vest over multi-year periods
●Allows for total compensation to become more competitive to peers when high levels of corporate and individual performance, including increases in stock price, are achieved

WHY WE SELECTED THESE COMPONENTS

The Committee selected these components because it believes each is necessary to help us align executives’ total pay opportunities with stockholder value creation, and to attract, develop and retain executive talent. These components also allow us to provide an incentive for executives to appropriately focus on both our annual and long-term financial performance. The Committee also considers the ratio between base and incentive pay on the one hand and cash and equity compensation on the other hand to be both appropriate and reasonable in light of peer company benchmarking.

Our practice has been to subject a substantial portion of executive equity awards to performance-based vesting conditions tied to the achievement of certain financial or stock price metrics. In this way, our equity compensation program aligns the interests of our named executive officers with those of our stockholders by creating an incentive for our named executive officers to help maximize stockholder value. The type of equity granted to the named executive officers by the Committee during fiscal 2019 was made by reference to competitive practices among the peer companies and industry trends. In addition, the Committee takes into account previous award levels to executives, as well as their outstanding long-term incentives, when making award determinations.

2020 Proxy Statement       53

Compensation Discussion and Analysis

Our long-term incentive grant practices are designed to provide, when base and incentive cash compensation are also considered, substantially comparable target compensation opportunities for the key financial, operational and executive managers who are also recruited by other manufacturing and high technology companies, particularly in Silicon Valley where our headquarters is located. In addition, our equity compensation program encourages our named executive officers to remain employed with us for a substantial period of time because unvested awards are forfeited upon termination of employment, except as provided in the Change-in-Control plan as outlined below.

III Executive Officer Compensation Decisions for 2019

BASE SALARY

Base salary compensates named executive officers for their services rendered on a day-to-day basis. The Committee primarily considers individual performance, experience level, changes in individual roles and responsibilities during the year and peer group compensation data in determining whether to adjust base salary levels for individual named executive officers. As mentioned above, we generally target base salaries lower than our peers, with total compensation becoming competitive if we achieve our financial goals.

During early fiscal 2019, the Committee reviewed the base salary of each of the named executive officers. No adjustments were made as a result of this review to NEO base salaries for fiscal 2019.

2019 SHORT-TERM INCENTIVE COMPENSATION

Approval of Fiscal 2019 Corporate Bonus Plan

Short-term incentives are awarded under an annual Corporate Bonus Plan. In December 2018, the Committee approved the Sanmina Fiscal 2019 Corporate Bonus Plan (the “2019 Bonus Plan”). The 2019 Bonus Plan contained the fiscal 2019 annual incentive compensation targets, expressed as a percentage of salary, for the named executive officers. The 2019 Bonus Plan also contained the performance metrics on which award payout was based, together with target measures for each metric. For 2019, the performance metrics were: our revenue, non-GAAP operating margin, cash flow from operations, inventory turns, pre-tax return on invested capital (ROIC) and non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) for fiscal 2019.

Each 2019 Bonus Plan participant’s actual incentive compensation for fiscal 2019 was determined by reference to his or her target incentive compensation opportunity, the Company’s achievement against the corporate performance targets and achievement of the participant’s individual/divisional performance goals for fiscal 2019. Individual goals differed by NEO and included demonstrated leadership and organizational capabilities, strategic thinking and improvement of customer relationships and engagement. The Committee retained discretion under the 2019 Bonus Plan to adjust the individual bonuses payable under the 2019 Bonus Plan upwards or downwards at any time based on individual performance.

The Committee approved the targets contained in the 2019 Bonus Plan based primarily upon forecasts for fiscal 2019 financial performance, the Committee’s view of the likelihood of underachievement or overachievement of the targets and the competitiveness of total cash compensation that would be paid to executives compared to peer companies if the plan funded at target levels. When it approved the 2019 Bonus Plan, the Committee believed that achievement of the target corporate performance factor of 100% under the 2019 Bonus Plan would be challenging based upon industry-wide conditions and our internal forecasts at the time.

Overview of Fiscal 2019 Corporate Bonus Plan Design

Step 1: The determination of the earned bonus amounts under the 2019 Bonus Plan started with the “base corporate performance factor.” The base corporate performance factor was determined in reference to two financial metrics; fiscal 2019 revenue and non-GAAP operating margin. The base corporate performance factor ranged from 30% to 130% depending on the level of fiscal 2019 revenue and non-GAAP operating margin, but the corporate performance factor is zero (and no bonus can therefore be payable) unless a certain minimum level of both revenue and non-GAAP operating margin are achieved.

54       SANMINA CORPORATION

Compensation Discussion and Analysis

Step 2: Once the base corporate performance factor was determined, it was then adjusted by performance results in relation to five additional financial performance objectives: inventory turns, non-GAAP EBITDA, pre-tax ROIC, cash flow from operations and fourth quarter non-GAAP operating margin. Actual results above a certain goal for each of these additional objectives could result in an increase in the base corporate performance factor of up to 70%, and actual results below a specified threshold could result in decrease to the base corporate performance factor of up to 32%.

Step 3: Final payout for each NEO was determined by this formula:

NEO target opportunity X Adjusted Corporate Performance Factor = Annual Incentive Award Payout, adjusted by the Committee, if appropriate, for individual performance and subject to caps

Determination of Fiscal 2019 Corporate Performance Factor

As shown below, Sanmina’s financial performance in fiscal 2019 resulted in a corporate performance factor of 134% (compared to a maximum of 200% had all performance measures contained in the 2019 Bonus Plan been achieved in full).

The calculations of both the base corporate performance factor and the adjustments are shown for 2019 in the table below:

BASE CORPORATE BONUS FACTOR:

	FY19 Results	Budget	Minimum Goal	Stretch Goal (A)	Stretch Goal (B)	Stretch Goal (C)
Revenue (in billions)	$8.23	$7.50	$6.801 - $7.200	$7.201 - $7.500	$7.501 - $7.800	>$7.801
Non-GAAP operating Margin	4.10%	4.19%	3.0% - >4.4%	3.0% - >4.4%	3.0% - >4.4%	3.0% - >4.4%
Base Corporate Bonus Factor	100%	95%	30% - 100%	35% - 105%	40% - 115%	45% - 130%

ADDITIONS (0% - 70%):

	FY19 Results	Goal	Potential	Percentage Points Added to Base Corporate Performance Factors
Inventory turns exiting Q4’19	5.4x	>6.4x	14%	0%
Non-GAAP operating margin exiting Q4’19	4.10%	>4.5%	14%	0%
Non-GAAP EBITDA FY’19	$450 million	>$400 million	14%	14%
Pre-tax ROIC exiting Q4’19 (excluding DTA)	23.60%	>23%	14%	14%
Cash flow from operations & other	$383 million	>$320 million	14%	14%
(before acquisitions)
Additions to Base Corporate Bonus Factor			70%	42%

SUBTRACTIONS (0% - 32%):

	FY19 Results	Metric	Potential	Percentage Points Subtracted from Base Corporate Performance Factors
Inventory turns exiting fiscal 2019	5.4x	<less than 5.9x	(8)%	(8)%
Non-GAAP EBITDA FY’19	$450 million	<$340 million	(8)%	0%
Pre-tax ROIC exiting Q4’19	23.60%	<18%	(8)%	0%
(excluding DTA)
Cash flow from operations & other	$383 million	<$200 million	(8)%	0%
(before acquisitions)
Subtractions from Base			(32)%	(8)%
Corporate Bonus Factor

2020 Proxy Statement       55

Compensation Discussion and Analysis

CALCULATION OF ADJUSTED CORPORATE PERFORMANCE FACTOR:

Base Corporate Bonus Factor	100%
Additions	42%
Subtractions	8%
Adjusted Corporate Performance Factor	134% of 200% potential

Determination of Individual NEO Bonuses for Fiscal 2019

Name and Position of Named Executive Officer	Base Salary (A)	Target Incentive Compensation Percentage (% of Base Salary) (B)		Target Incentive Compensation (A)x(B)x100%(C)	Maximum Incentive Compensation (A)x(B)x200%(D)		Potential Incentive Compensation Using Actual Results (A)×(B)×134%(E)		Incentive Compensation Actually Paid (F)
Jure Sola	$875,000	0	%(1)	$0	$0		$0		$0
Executive Chairman
Michael J. Clarke	$925,000	150%		$1,387,500	$2,775,000		$1,859,250		$1,859,250
Former Chief
Executive Officer
Hartmut Liebel	$600,000	80%		$480,000	$600,000		$150,000	(2)	$120,000	(2)
President and Chief
Operating Officer
David R. Anderson	$450,000	85%		$382,500	$450,000	(3)	$450,000	(3)	$450,000
Executive Vice
President and Chief
Financial Officer
Dennis R. Young	$365,000	70%		$255,500	$365,000	(3)	$342,370		$342,370
Executive Vice
President,
Worldwide Sales
Alan Reid	$315,000	70%		$220,500	$315,000	(3)	$295,470		$295,470
Executive Vice
President, Global
Human Resources

(1)	Executive Chairman was not eligible for an annual cash bonus under the 2019 Bonus Plan.
(2)

Mr. Liebel’s bonus was pro rated for his period of service during fiscal 2019. For fiscal 2019, the Committee exercised its discretion to apply a 100% corporate performance factor in calculating Mr. Liebel’s bonus in light of the fact that his July 2019 start date did not give him an opportunity to contribute to the Company’s over-performance against plan for the full fiscal year.

(3)	Bonus compensation is capped at 100% of base salary under the 2019 Bonus Plan.

56       SANMINA CORPORATION

Compensation Discussion and Analysis

CHANGES TO CORPORATE BONUS PLAN FOR FISCAL 2020

For fiscal 2020, in response to feedback from stockholders, we are reducing the number of financial metrics used to calculate the corporate performance factor under the 2020 Corporate Bonus Plan from six to just three (revenue, non-GAAP operating margin and cash flow from operations). By focusing on the metrics most critical to the business, we believe management will better understand the impact of particular improvements in the business on their compensation and stockholders will have a better understanding of the key drivers of executive compensation. Further, this simplification of the bonus structure for FY20 eliminates redundancy between metrics used in the bonus program with those contained in the long-term incentive program.

2019 Corporate Bonus Plan Metrics	2020 Corporate Bonus Plan Metrics
●Revenue ●Non-GAAP operating margin ●Five modifiers (Q4 non-GAAP operating margin, cash flow from operations, inventory turns, pre-tax return on invested capital and non-GAAP EBITDA)	●Revenue ●Non-GAAP operating margin ● NEW One modifier (cash flow from operations)

2019 LONG-TERM EQUITY-BASED INCENTIVE AWARDS

For 2019, our long-term equity incentive awards were comprised of:

●	Performance Stock Units (PSUs), vesting of which requires achievement of a non-GAAP EPS target during a 3-year period;
●	Restricted Stock Units (RSUs), vesting of which requires the executive to remain employed by Sanmina for a specified period of time; and
●	For the CEO, performance stock options, vesting of which requires Sanmina’s stock price to rise to specified levels during a three-year period.

Performance Stock Units

In fiscal 2019, performance-based PSUs accounted for 69% of the total equity grant value awarded to our CEO, as shown below:

CEO LONG-TERM INCENTIVE MIX

This long-term incentive mix reflects the Committee’s belief that the primary function of equity awards should be to provide long-term incentive to take specific actions (such as growing revenue and improving profitability) that increase stockholder value. In furtherance of this philosophy, all PSUs vest only upon or after achievement of certain financial goals.

2020 Proxy Statement       57

Compensation Discussion and Analysis

The table below illustrates the performance conditions applicable to PSUs granted to the NEOs during fiscal 2019. These equity awards will not vest unless the specified criteria are met or exceeded. Differing criteria reflect differing expected contributions to the business by each executive officer.

Name and Position of Named Executive Officer	Vesting Requirements
Jure Sola	N/A
Executive Chairman(1)
Michael J. Clarke Former Chief Executive Officer
PSUs vest in tranches upon achievement of target non-GAAP earnings per share targets:
●$3.35 in FY19 or FY20, an increase of 57% compared to FY18
●$3.50 in FY19 or FY20, an increase of 64% compared to FY18(2)
●$4.00 in FY20 or FY21, an increase of 88% compared to FY18(2)

Performance Stock Options – vests in tranches upon achievement of target stock price levels(2):

●$38.00 before October 15, 2020, an increase of 58% over strike price ($23.96)
●$43.00 before October 15, 2020, an increase of 79% over strike price
●$50.00 before October 15, 2021, an increase of 108% over strike price

Hartmut Liebel President and Chief Operating Officer	N/A
David R. Anderson Executive Vice President and Chief Financial Officer	Achievement of non-GAAP earnings per share of $3.60 during any four consecutive fiscal quarter period prior to December 17, 2020.
Dennis R. Young Executive Vice President, Worldwide Sales	Achievement of non-GAAP earnings per share of $3.60 during any four consecutive fiscal quarter period prior to December 17, 2020.
Alan Reid Executive Vice President, Global Human Resources	Achievement of non-GAAP earnings per share of $3.60 during any four consecutive fiscal quarter period prior to December 17, 2020.
(1)	Due to the nature of his service, e.g. support of the Chief Executive Officer by interacting with current and prospective customers and advice on the strategic direction of Sanmina, which does not lend itself to performance-based metrics to the same extent as day-to-day operational involvement, the Executive Chairman received only time-based equity awards in 2019.
(2)	Award canceled subsequent to the end of fiscal 2019 in connection with Mr. Clarke’s cessation of service as Chief Executive Officer.

58       SANMINA CORPORATION

Compensation Discussion and Analysis

Restricted Stock Units

The Committee also believes that the continued retention of our executive team is also supported by awards of time-based restricted stock units. Enhancing retention of valued top executives through such restricted stock awards is typical practice among Silicon Valley-based companies, where talent competition is extreme. The time-based restricted stock units granted during fiscal 2019 vest between one and three years after grant. By combining both performance-based awards containing conditions that the Committee believed to be challenging at the time of grant and time-based awards, the Committee seeks to maximize executives’ contribution to increasing stockholder value and to retain the services of executives over a long period of time.

Name and Position of Named Executive Officer	Vesting Requirements
Jure Sola Executive Chairman	Vests 13 months after date of grant.
Michael J. Clarke Former Chief Executive Officer	Vests over three years, one-third annually.
Hartmut Liebel President and Chief Operating Officer	Vests over three years, one-third annually.
David R. Anderson Executive Vice President and Chief Financial Officer	Long-term grant vests in full three years after date of grant; short-term grant vests in 13 months after date of grant.
Dennis R. Young Executive Vice President, Worldwide Sales	Long-term grant vests two years after date of grant; short- term grant vests in 13 months after date of grant.
Alan Reid Executive Vice President, Global Human Resources	Long-term grant vests in full three years after date of grant; short-term grant vests in 13 months after date of grant.

EQUITY INCENTIVE CHANGES FOR FISCAL 2020

As a result of feedback from both stockholders and stockholder advisory groups, performance-based equity awards in FY20 will vest ratably based non-GAAP EPS over a period of three years. The Committee believes this multi-year vesting metric will incentivize longer-term and sustainable growth of the business.

2019 PSU metrics	2020 PSU metrics
●Non-GAAP earnings per share ●Single year metric, three years to achieve ●Fixed payout
●Non-GAAP earnings per share
●Cumulative multi-year metric measured at the end of the performance period
●Variable payout (65% to 135%) based upon level of achievement and, at the discretion of the Committee, relative TSR compared to peers, with minimum threshold for any payout

2020 PAY DECISIONS RELATED TO OUR NEW CEO, HARTMUT LIEBEL

In determining Mr. Liebel’s pay arrangements as our new CEO, the Compensation Committee considered all of the same pay philosophy determinants as described above in this CD&A for pay decisions applied to our former CEO. In particular, alignment with peer CEO pay practices and with our pay arrangements for our previous CEOs were important considerations.

Consistent with our pay-for-performance philosophy, Mr. Liebel’s pay is predominantly comprised of incentive arrangements that are directly tied to financial measures of our success. Responsive to what stockholders shared with us in our stockholder engagement process, the Compensation Committee increased the percentage of equity awards

2020 Proxy Statement       59

Compensation Discussion and Analysis

that are dependent on the achievement of financial goals. The Compensation Committee believes these changes better align Mr. Liebel’s incentive pay opportunities with stockholder value creation, as well as with those of our other named executive officers.

	Mr. Clarke (2019)	Mr. Liebel (2020)
Total target compensation
% of performance-based equity awards

Mr. Liebel’s 2020 compensation package is described below.

Base Salary	Fiscal 2020 Bonus Target as percentage of base salary	Equity Awards(2)
$925,000	150%(1)
●PSUs vest as follows:
●Achievement of between $9.00 and $13.00 cumulative non-GAAP EPS during fiscal 2020, 2021 and 2022, with target number of shares (150,000) payable if cumulative non-GAAP EPS over the measurement period is $11.00.
●Number of shares issuable subject to adjustment by up to 20% up or down based on level of actual performance compared to target performance and, at discretion of the Committee, by up to 15% up or down based on relative TSR of the Company over the three-year measurement period compared to TSR of the Company’s EMS peers.
●No shares payable if cumulative non-GAAP EPS over the measurement period is less than $9.00
●RSUs vest as follows:
●25,000 restricted stock units vesting one-third each year following the date of grant.

(1)	Up to a maximum of 150% of base salary.
(2)	None of the PSUs will vest, and all of such awards will be canceled and not payable to the Chief Executive Officer, in the event the performance criteria are not met in the specified periods.

In addition, Mr. Liebel received our standard change in control severance arrangement providing for certain benefits in the event of a qualifying termination of employment following a change in control of the Company. These benefits consist of (1) payment, in a lump sum, of two times base salary and one times target bonus for the year, (2) acceleration in full of all unvested equity awards held by Mr. Liebel and (3) payment, in a lump sum, of premiums for continued health insurance coverage for a period of 18 months. See “Change in Control and Severance Arrangements,” below.

Payments in Connection with CEO Transition

Since Mr. Liebel’s appointment as CEO on September 30, 2019, Mr. Clarke has served as an advisor to Sanmina’s executive team. The term of this assignment is through October 30, 2020. Pursuant to his arrangement with the Company, Mr. Clarke’s base salary was reduced to $10,000 monthly beginning January 1, 2020. The vesting of Mr. Clarke’s 35,000 time-based RSUs will continue during this time. However, all of his unearned performance-based PSUs (100,000), PSOs (150,000) and 40,000 unvested RSUs have been canceled.

60       SANMINA CORPORATION

Compensation Discussion and Analysis

Other Benefits

In addition to the base salary, bonus and equity compensation discussed above, we provide our named executive officers with some additional benefits that the Committee has determined support attraction and retention of key talent, which include:

●	Health insurance, as generally available to U.S. employees;
●	Optional participation in Sanmina’s 401(k) plan, as generally available to all U.S. employees;
●	Supplemental life insurance;
●	Optional participation in a non-qualified executive deferred compensation plan that permits executives to defer receipt of part or all of their base salary and incentive compensation to a future date; and
●	Executive group travel accident insurance.

We do not provide the following types of perquisites to named executive officers:

●	Personal use of corporate assets;
●	Executive pension plans;
●	Sanmina-funded deferred compensation programs; or
●	Sanmina-funded housing (except on a temporary basis in cases of relocation).

IV Other Compensation Program Features

Change-in-Control and Severance Arrangements

In order to continue to attract and retain key employees and to provide incentive for their continued service in case of an acquisition of Sanmina, the Committee approved a change-in-control plan in December 2009 to provide benefits to such employees, including the named executive officers, in the event that their employment terminates under certain circumstances following a change-in-control of Sanmina. The amount of these benefits is generally below competitive market amounts, and are: (1) payment, in a lump sum, of one, one and one-half or two times base salary and one times target incentive compensation for the year, (2) acceleration in full of all unvested stock options and restricted stock units held by the employee and (3) payment, in a lump sum, of premiums for continued health insurance coverage for a period of 18 months. A change-in-control is defined as an acquisition, in a merger or otherwise, of more than 50% of the voting power of Sanmina, a sale of substantially all of the assets of Sanmina or a change in a majority of the Board other than upon recommendation of the incumbent Board. The plan does not provide for a tax gross-up for any of the benefits payable thereunder. In addition, the plan does not provide benefits unless the employee is terminated without cause, or terminates for good reason, within a specified period of time following a change-in-control, as such terms are defined in the plan. In addition, under the 2019 Plan, all unvested equity vests under certain circumstances following a change of control of the Company. See “Proposal Three: Approval of the Reservation of an Additional 1,600,000 Shares of Common Stock for Issuance under the 2019 Equity Incentive Plan – Change of Control”. The Committee believes that such plan will help Sanmina’s key employees maintain continued focus and dedication to their assigned duties to maximize stockholder value if there is a change-in-control. Among the factors considered by the Committee in establishing the arrangements were the multiple of base salary and incentive compensation used by peer companies to calculate severance benefits and the Committee’s assessment of the extent to which such benefits would motivate named executive officers to remain with Sanmina.

2020 Proxy Statement       61

Compensation Discussion and Analysis

Policy Regarding Executive Repayment of Compensation Following Misconduct (“Clawback” Policy)

Section 304 of the Sarbanes-Oxley Act of 2002 requires that if misconduct results in a material non-compliance with SEC financial reporting requirements, and as a result of such non-compliance we are required to restate our financial statements, the Chief Executive Officer and Chief Financial Officer must disgorge any incentive compensation received during the 12-month period following the filing of the non-compliant report and profits on the sale of our stock during such period.

In addition, our Board has adopted a policy for reimbursement of all cash incentive awards received by all named executive officers under certain circumstances. This policy supplements, but does not replace, the reimbursement requirements of Section 304 discussed above. Under this policy, we shall seek reimbursement of all cash incentive compensation paid to any named executive officer during the three year period following the filing with the SEC of financial results required to be restated as a result of such executive’s intentional violation of SEC rules or Sanmina policy. In response to stockholder feedback, we have amended our policy to include equity incentive awards received by NEOs going forward.

Executive Stock Ownership Guidelines

We require our executive officers to hold Sanmina equity equal in value to four times base salary, in the case of our Executive Chairman and Chief Executive Officer, three times base salary, in the case of our Chief Financial Officer, and one and one-half times base salary in the case of the other named executive officers. Covered officers have five years to attain the guidelines. The equity counted towards achievement of the executive ownership guidelines includes shares owned outright, shares deemed to be beneficially owned under rules of the Securities and Exchange Commission and shares underlying unvested time-based restricted stock units. All NEOs have either satisfied the guidelines or are in the transition period to do so.

Stock Hedging and Pledging Policy

Our insider trading policy restricts hedging and pledging of Sanmina stock for executive officers and directors, as described above in “Corporate Governance and Board Matters—Hedging and Pledging of Company Securities” on page 20.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of compensation paid to named executive officers to $1 million. In previous years, there was an exemption from this $1 million deduction limit for compensation payments that qualified as “performance-based” under applicable regulations. However, the enactment of the 2017 Tax Cuts and Jobs Act eliminated the performance-based compensation exemption, except with respect to certain grandfathered arrangements. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Accounting rules require us to expense the GAAP-based grant-date fair values of our equity awards, which lowers the amount of our reported profits under U.S. GAAP. In recognition of this equity award expensing and the impact of dilution to our stockholders, we closely monitor the share amounts and the grant-date fair values of the equity awards that are granted each year and provide non-GAAP results that exclude this and certain other expenses that the Company has determined are infrequent, non-cash or not relating to our operational results. See Appendix B for reconciliation information.

62       SANMINA CORPORATION

Compensation Discussion and Analysis

V 2020 Executive Compensation Program Changes

Program Component	2019 Executive Compensation	2020 Executive Compensation
Base	At or below peer median, based on experience	At or below peer median, based on experience
Short-term Incentive Plan (STI)
●Two financial goals (revenue and non-GAAP operating margin)
●Five modifiers (Q4 non-GAAP operating margin, cash flow from operations, inventory turns, pre-tax return on invested capital and non-GAAP EBITDA)
●Variable payout based on Company performance and minimum threshold for any payout
●Max payout

●Two financial goals (revenue and non-GAAP operating margin)
● NEW  One modifier (cash flow from operations)
●Variable payout based on Company performance and minimum threshold for any payout Max payout

Long-term Incentive Plan (LTI)	●Overlap of performance metrics with STI ●Single year non-GAAP EPS metric with multiple opportunities to achieve ●All or nothing payout ●Max payout
● NEW  No metric overlap
● NEW  Three year cumulative non-GAAP EPS metric measured at the end of the performance period
● NEW  Variable payout (65% to 135%) based upon level of achievement and, at the discretion of the Committee, relative TSR compared to peers, with minimum threshold for any payout
●Max payout

Clawback Policy	●Covered short-term (cash) incentives only	●Covers short-term (cash) incentives and long-term (equity) incentives

As mentioned above, Sanmina has implemented several important changes to its short-term and long-term incentive plans following discussions with stockholders and a proxy advisory firm. First, Sanmina has reduced the number of metrics used in the short-term cash bonus plan from six to three to increase transparency and assist stockholders in understanding how achievement of our short-term financial goals affects executive compensation. Second, in fiscal 2020, we are no longer granting performance-based equity awards to executive officers that vest upon achievement of single year financial targets. Instead, Sanmina is adopting multi-year measurement periods for performance-based equity for this group going forward using just a single financial metric, such that high performance must be sustained over several years in order for equity to vest. In this way, the Committee believes executives will be better incentivized to make decisions that drive long-term sustainable growth.

2020 Proxy Statement       63

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2019. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Sanmina’s Proxy Statement for its 2020 Annual Meeting of Stockholders.

THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS OF SANMINA CORPORATION

EUGENE A. DELANEY, Chairman
KRISH PRABHU
JACKIE M. WARD

64       SANMINA CORPORATION

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table presents the compensation earned by our Executive Chairman, Chief Executive Officer, our Chief Financial Officer and our three next most highly compensated executive officers for the fiscal years indicated.

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Jure Sola Executive Chairman	2019		875,000	—	4,481,750	—	—	(3)	283,740	42,742	(4)	5,683,232
	2018		937,500	—	7,690,000	—	—		243,793	60,593		8,931,886
	2017	(5)	1,064,423	—	12,960,000	—	2,060,000		473,886	54,000		16,612,309
Michael J. Clarke Chief Executive Officer(6)	2019		925,000	—	5,990,000	1,735,000	1,859,250		—	2,742	(7)	10,511,992	(8)
Hartmut Liebel President and Chief Operating Officer(9)	2019		150,000	—	1,791,000	—	120,000		87	180,000	(10)	2,241,087
David Anderson(11) Executive Vice President and Chief Financial Officer	2019		450,000	—	1,498,770	—	450,000		9,939	1,763	(7)	2,410,472
	2018		450,000	—	1,538,000	—	—		6,395	3,706		1,998,101
Dennis Young Executive Vice President, Worldwide Sales	2019		365,000	—	547,170	—	342,370		—	1,430	(7)	1,255,970
Alan Reid Executive Vice President, Global Human Resources	2019		315,000	—	594,750	—	295,470		2,383	1,234	(7)	1,208,837
	2018		315,000	—	305,500	—	—		68,046	2,594		691,140
	2017		310,962	—	312,000	—	250,000		60,696	1,972		935,630

(1)

Represents the grant date fair value of each equity award, determined in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”). These amounts do not purport to reflect the value that will be realized upon sale of the underlying shares or that the underlying shares will in fact vest and be issued.

(2)	Represents bonuses earned pursuant to Sanmina’s Corporate Bonus Plan for the fiscal year indicated.
(3)	Executive Chairman was not eligible for an annual cash bonus under the Corporate Bonus Plan.
(4)	Comprised of (i) $40,000 in premiums for life insurance and (ii) $2,742 in premiums for business travel accident insurance.
(5)	Mr. Sola served as Chief Executive Officer during this fiscal year.
(6)	Mr. Clarke ceased to serve as Chief Executive Officer as of September 30, 2019.
(7)	Consists of premiums for business travel accident insurance.
(8)

Mr. Clarke’s realized compensation for calendar 2019 as reported on his W-2 form was $5,144,500. Sanmina provides this information to supplement the total compensation information shown for Mr. Clarke in the Summary Compensation Table. Generally speaking, realized compensation excludes (1) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards and Option Awards columns) and (2) the year-over-year change in pension value and nonqualified deferred compensation earnings (as reflected in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column), but does include the value realized from the vesting of restricted stock units before payment of any applicable withholding taxes, if applicable. In addition, realized compensation reflects any bonus, restricted stock units or options actually paid, vested or exercised in the calendar year shown, whereas total compensation under SEC rules reflects such amounts for the fiscal year shown.

(9)	Mr. Liebel joined the Company in this position in July 2019. Effective as of September 30, 2019, Mr. Liebel was appointed as Chief Executive Officer.
(10)	Represents a payment for relocation costs.
(11)	Mr. Anderson ceased to serve as Chief Financial Officer as of October 13, 2019.

2020 Proxy Statement       65

Executive Compensation Tables

Grants of Plan Based Awards

The following table presents information regarding grants of plan based awards made to each of our named executive officers during fiscal 2019. All equity awards were granted under our 2019 Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards; Number of Shares or Units (#)		All Other Option Awards (#)		Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(2)
	Grant Date	Threshold	Target	Maximum
Jure Sola(3)	11/15/18	—	—	—	175,000		—		—	$4,481,750
Executive Chairman
Michael J. Clarke	10/15/18				250,000	(5)	150,000	(6)	$23.96	$7,725,000
Chief Executive Officer(4)	12/3/18	$416,250	$1,387,500	$2,775,000
Hartmut Liebel	7/15/19	$144,000	$480,000	$600,000	60,000					$1,791,000
President and Chief
Operating Officer(7)
David Anderson	12/17/18				63,000					$1,498,770
Executive Vice President	12/3/18	$114,750	$382,500	$450,000
and Chief Financial Officer(8)
Dennis Young	12/17/18				23,000					$547,170
Executive Vice President,	12/3/18	$76,650	$255,500	$365,000
Worldwide Sales
Alan Reid	12/17/18				25,000					$594,750
Executive Vice President,	12/3/18	$66,150	$220,500	$315,000
Global Human Resources

(1)

Represents potential cash payments under Sanmina’s Fiscal Year 2019 Corporate Bonus Plan approved on December 3, 2018. Actual cash awards made under this plan are shown in the Summary Compensation Table above under the column entitled “Non-Equity Plan Incentive Compensation.”

(2)

Represents the grant date fair value of stock awards, determined in accordance with ASC 718. These amounts do not purport to represent the value that will be realized upon sale of the underlying shares or that the underlying shares will in fact vest and be issued.

(3)	Mr. Sola was not eligible for an annual cash bonus.
(4)	Mr. Clarke ceased to serve as Chief Executive Officer as of September 30, 2019.
(5)	Awards for an aggregate of 140,000 shares were canceled subsequent to fiscal year end in connection with Mr. Clarke’s cessation of service as Chief Executive Officer.
(6)	Award canceled subsequent to fiscal year end in connection with Mr. Clarke’s cessation of service as Chief Executive Officer.
(7)	Mr. Liebel joined the Company in this position in July 2019. Effective as of September 30, 2019, Mr. Liebel was appointed as Chief Executive Officer.
(8)	Mr. Anderson ceased to serve as Chief Financial Officer on October 13, 2019.

66       SANMINA CORPORATION

Executive Compensation Tables

Outstanding Equity Awards at Fiscal 2019 Year-End

Stock Options

The following table presents certain information concerning outstanding option awards held as of September 28, 2019, the last day of fiscal 2019, by each of our named executive officers.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date
Jure Sola Executive Chairman	11/17/14	50,000	—		$24.65	11/17/24
	11/17/14	150,000	—		$24.65	11/17/24
	11/15/13	200,000	—		$15.48	11/15/23
	11/15/12	100,000	—		$8.62	11/15/22
	11/15/11	100,000	—		$8.70	11/15/21
	11/15/10	200,000	—		$11.23	11/15/20
	11/16/09	400,000	—		$8.79	11/16/19
Michael J. Clarke Chief Executive Officer(2)	10/15/18	—	150,000	(1)	$23.96	10/15/28
	3/16/15	7,181	—		$24.14	3/16/25
	3/17/14	8,598	—		$17.06	3/17/24
	12/16/13	1,366	—		$15.77	12/16/23
Hartmut Liebel President and Chief Operating Officer(3)	—	—	—		—	—
David Anderson Executive Vice President and Chief Financial Officer(4)	—	—	—		—	—
Dennis Young Executive Vice President, Worldwide Sales	11/17/14	2,500	—		$24.65	11/17/24
Alan Reid Executive Vice President, Global Human Resources	11/17/14	8,000	—		$24.65	11/17/24
	11/15/13	155	—		$15.48	11/15/23

(1)

Performance stock options vest in tranches upon achievement of stock price levels of $38 to $43 per share on or before October 15, 2020 and stock price level of $50 per share on or before October 15, 2021. Entire amount of award has been canceled in connection with Mr. Clarke’s cessation of service as Chief Executive Officer.

(2)	Mr. Clarke ceased to serve as Chief Executive Officer as of September 30, 2019.
(3)	Mr. Liebel joined the Company in this position in July 2019. Effective as of September 30, 2019, Mr. Liebel was appointed as Chief Executive Officer.
(4)	Mr. Anderson ceased to serve as Chief Financial Officer on October 13, 2019.

2020 Proxy Statement       67

Executive Compensation Tables

Stock Awards

The following table presents certain information concerning the outstanding stock awards held as of September 28, 2019, the last day of fiscal 2019, by each of our named executive officers.

Name	Stock Award Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not yet vested(1)
Jure Sola Executive Chairman	11/15/18	175,000	(2)	$5,621,000
	11/15/16	150,000	(3)	$4,818,000
Michael J. Clarke Chief Executive Officer(20)	10/15/18	50,000	(4)	$1,606,000
	10/15/18	50,000	(5)	$1,606,000
	10/15/18	50,000	(6)	$1,606,000
	10/15/18	40,000	(7)	$1,284,800
	10/15/18	35,000	(8)	$1,124,200
	10/15/18	25,000	(9)	$803,000
Hartmut Liebel President and Chief Operating Officer(21)	7/15/19	60,000	(10)	$1,927,200
David Anderson Executive Vice President and Chief Financial Officer(22)	12/17/18	30,000	(7)	$963,600
	12/17/18	20,000	(11)	$642,400
	12/17/18	13,000	(12)	$417,560
	10/16/17	20,000	(13)	$642,400
	10/16/17	10,000	(14)	$321,200
	10/16/17	5,000	(15)	$160,600
	11/15/16	7,000	(13)	$224,840
	11/15/16	7,000	(16)	$224,840
	11/16/15	5,000	(17)	$160,600
Dennis Young Executive Vice President, Worldwide Sales	12/17/18	9,000	(8)	$289,080
	12/17/18	9,000	(12)	$289,080
	12/17/18	5,000	(11)	$160,600
	12/15/17	10,000	(18)	$321,200
	11/15/16	7,000	(13)	$224,840
	11/15/16	7,000	(16)	$224,840
	11/16/15	5,000	(17)	$160,600
Alan Reid Executive Vice President, Global Human Resources	12/17/18	11,000	(7)	$353,320
	12/17/18	9,000	(12)	$289,080
	12/17/18	5,000	(11)	$160,600
	12/15/17	5,000	(13)	$160,600
	12/15/17	5,000	(19)	$160,600
	11/15/16	5,000	(13)	$160,600
	11/15/16	5,000	(16)	$160,600
	11/16/15	7,000	(17)	$224,840

(1)

Value is based on Sanmina’s closing stock price of $32.12 on September 27, 2019, the last trading day of fiscal 2019, as reported on the Nasdaq Global Select Stock Market. There amounts do not purport to represent the value that will be realized upon sale of the underlying shares or that the underlying shares will in fact vest and be issued.

(2)	Restricted stock units vested on December 31, 2019.
(3)

Performance stock units for which performance targets (achievement of non-GAAP earnings per share of at least $3.25) have been achieved. As a result, performance stock units vested on October 28, 2019.

(4)

Performance stock units for which performance targets (achievement of non-GAAP earnings per share of at least $3.35) have been achieved. As a result, performance stock units vested on October 28, 2019.

(5)

Performance stock units vest in full on the date the Company publicly reports specified financial criteria (achievement of non-GAAP earnings per share of at least $3.50 in full fiscal years 2019 or 2020) are achieved. Award canceled subsequent to the end of fiscal 2019 in connection with Mr. Clarke’s cessation of service as Chief Executive Officer.

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Executive Compensation Tables

(6)

Performance stock units vest in full on the date the Company publicly reports specified financial criteria (achievement of non-GAAP earnings per share of at least $4.00 in full fiscal years 2019, 2020 or 2021) are achieved. Award canceled subsequent to the end of fiscal 2019 in connection with Mr. Clarke’s cessation of service as Chief Executive Officer.

(7)

Restricted stock units vest in full three years from the date of grant, subject to holder continuing to be a service provider to Sanmina. Award canceled subsequent to the end of fiscal 2019 in connection with Mr. Clarke’s cessation of service as Chief Executive Officer.

(8)	Restricted stock units vest in full two years from the date of grant, subject to holder continuing to be a service provider to Sanmina.
(9)	Restricted stock units vested on October 15, 2019.
(10)	Restricted stock units vest one-third of the shares on each of the first three anniversaries of the date of grant, subject to holder continuing to be a service provider to Sanmina.
(11)

Performance stock units vest in full on the date the Company publicly reports specified financial criteria (achievement of non-GAAP earnings per share of at least $3.60 in any four consecutive fiscal quarterly period prior to December 17, 2020) are achieved.

(12)	Restricted stock units will vest on January 31, 2020.
(13)	Restricted stock units vest in full four years from the date of grant, subject to holder continuing to be a service provider to Sanmina.
(14)	Performance stock units vest in full upon achievement of specified financial criteria (revenue of at least $8.1 billion and non-GAAP operating margin of at least 4.5%) through the end of fiscal 2020.
(15)

Performance stock units for which performance targets (achievement of revenue of at least $8.0 billion and non-GAAP operating margin of at least 4.1%) have been achieved. As a result, performance stock units vested on October 28, 2019.

(16)

Performance stock units for which performance targets (achievement of non-GAAP earnings per share of at least $2.75) have been achieved. As a result, performance stock units vested on November 15, 2019.

(17)

Performance stock units for which performance targets (achievement of non-GAAP earnings per share of at least $2.70) have been achieved. As a result, performance stock units vested on November 16, 2019.

(18)	Restricted stock units vested on November 15, 2019.
(19)

Performance stock units vest in full on November 16, 2020 if specified non-GAAP earnings per share targets (non-GAAP earnings per share of at least $3.50 during any four consecutive fiscal quarters prior to November 16, 2020) are achieved.

(20)	Mr. Clarke ceased to serve as Chief Executive Officer as of September 30, 2019.
(21)	Mr. Liebel joined the Company in this position in July 2019. Effective as of September 30, 2019, Mr. Liebel was appointed as Chief Executive Officer.
(22)	Mr. Anderson ceased to serve as Chief Financial Officer on October 13, 2019.

Option Exercises and Stock Vested in Last Fiscal Year

The following table presents certain information regarding exercises of options and vesting of stock awards for each of our named executive officers during fiscal 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)
Jure Sola	500,000	$12,166,629	350,000	$8,845,000
Executive Chairman
Michael J. Clarke	—	—	8,005	$233,410
Chief Executive Officer(3)
Hartmut Liebel	—	—	—	—
President and Chief Operating Officer(4)
David Anderson	14,167	$142,785	15,000	$392,700
Executive Vice President and
Chief Financial Officer(5)
Dennis Young	—	—	15,000	$392,700
Executive Vice President, Worldwide Sales
Alan Reid	9,845	$175,389	8,000	$209,440
Executive Vice President, Global Human Resources

(1)

The aggregate value realized upon exercise of stock options represents the difference between (1) the fair market value of Sanmina’s common stock on the date of exercise and (2) the price paid by the named executive officer to exercise the options, multiplied by the number of options exercised.

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Executive Compensation Tables

(2)	The aggregate value realized upon vesting of stock awards represents Sanmina’s closing stock price on the date of vesting multiplied by the number of awards vested.
(3)	Mr. Clarke ceased to serve as Chief Executive Officer as of September 30, 2019.
(4)	Mr. Liebel joined the Company in this position in July 2019. Effective as of September 30, 2019, Mr. Liebel was appointed as Chief Executive Officer.
(5)	Mr. Anderson ceased to serve as Chief Financial Officer on October 13, 2019.

Non-Qualified Deferred Compensation Plan

Pursuant to Sanmina’s non-qualified deferred compensation plan, certain highly compensated employees may defer the receipt of certain compensation, and such deferrals are not subject to income tax until the year in which they are paid. Only members of management or highly compensated employees with a projected base salary of at least $100,000 may participate in the plan, subject to the approval of our Chief Executive Officer. Sanmina does not provide matching contributions under this plan. The following table presents certain information concerning participation in our non-qualified deferred compensation plan by the named executive officers during fiscal 2019.

Name	Executive Contributions	Aggregate Earnings	Aggregate Withdrawals/ Distributions	Aggregate Balance
Jure Sola	$23,558	$283,740	—	$5,685,178
Executive Chairman
Michael J. Clarke	—	—	—	—
Chief Executive Officer(1)
Hartmut Liebel	$38,077	$87	—	$38,164
President and Chief Operating Officer(2)
David Anderson	—	$9,939	—	$485,419
Executive Vice President and Chief Financial Officer(3)
Dennis Young	—	—	—	—
Executive Vice President, Worldwide Sales
Alan Reid	—	$2,383	—	$624,463
Executive Vice President, Global Human Resources

(1)	Mr. Clarke ceased to serve as Chief Executive Officer as of September 30, 2019.
(2)	Mr. Liebel joined the Company in this position in July 2019. Effective as of September 30, 2019, Mr. Liebel was appointed as Chief Executive Officer.
(3)	Mr. Anderson ceased to serve as Chief Financial Officer on October 13, 2019.

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Executive Compensation Tables

Employment, Termination and Change in Control Arrangements

Sanmina does not have employment agreements with any of its named executive officers. However, in order to continue to attract and retain key employees and to provide incentive for their continued service in case of an acquisition of Sanmina, the Compensation Committee approved in December 2009 a change in control plan to provide benefits to such employees in the event that their employment terminates under certain circumstances following a change in control of Sanmina. These benefits consist of (1) payment, in a lump sum, of one to two times base salary and one times target bonus for the year, (2) acceleration in full of all unvested stock options and restricted stock held by the employee and (3) payment, in a lump sum, of premiums for continued health insurance coverage for a period of 18 months. The plan does not provide benefits unless the employee is terminated without cause or resigns for good reason within a specified period of time following a change in control. In addition, covered employees must execute a general release as a condition to receiving benefits. Sanmina believes that the benefits provided by the plan are comparable to those offered by peer group companies. Below is a table showing the potential benefits payable under such plan to the named executive officers of Sanmina who were serving as such as of the last day of fiscal 2019 had a change in control and a triggering termination occurred as of such date.

Name and Position	Salary Payable (multiple of base salary payable)	Target Bonus Payable		Value of Accelerated Stock Options and Restricted Stock(1)	Estimated Value of Continued Health Insurance Coverage	Total
Jure Sola Executive Chairman	$1,750,000(2x)	$—	(2)	$10,439,000	$20,264	$12,209,264
Michael J. Clarke Chief Executive Officer(3)	$1,850,000(2x)	$1,387,500		$9,254,000	$20,525	$12,512,025
Hartmut Liebel President and Chief Operating Officer(4)	$1,200,000(2x)	$480,000		$1,927,200	$36,616	$3,643,816
David Anderson Executive Vice President and Chief Financial Officer(5)	$900,000(2x)	$382,500		$3,758,040	$25,880	$5,066,420
Dennis Young Executive Vice President, Worldwide Sales	$547,500(1.5x)	$255,500		$1,670,240	$25,880	$2,499,120
Alan Reid Executive Vice President, Global Human Resources	$315,000(1x)	$220,500		$1,670,240	$28,565	$2,234,305

(1)	Based on unvested equity awards outstanding as of the end of fiscal 2019 and assuming a stock price of $32.12 per share, the closing stock price on September 27, 2019.
(2)	Mr. Sola was not eligible for an annual cash bonus.
(3)	Mr. Clarke ceased to serve as Chief Executive Officer as of September 30, 2019.
(4)	Mr. Liebel joined the Company in this position in July 2019. Effective as of September 30, 2019, Mr. Liebel was appointed as Chief Executive Officer.
(5)	Mr. Anderson ceased to serve as Chief Financial Officer on October 13, 2019.

For purposes of the change of control plan, the following definitions apply. Change of control means a person becoming the owner of 50% or more of Sanmina’s common stock, a merger of Sanmina by which stockholders before the transaction cease to own at least 50% of the voting power of Sanmina after the transaction, the sale of substantially all of the assets of Sanmina, approval of a plan of liquidation, or the failure of a majority of the Board of Directors in office at the time the plan became effective to continue to remain in office, unless such new members were nominated by a majority of the members of such Board in office at the time the plan became effective. Cause means the willful failure of the executive to perform the executive’s duties, the willful engaging in conduct prohibited by Sanmina’s Code of Conduct

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or the executive’s commission of a felony or act of moral turpitude, fraud or embezzlement. Good reason means the material diminution of the executive’s total annual compensation, authority, duties or responsibilities after a change of control compared to compensation, authorities duties or responsibilities before the change of control (provided that less than a 20% reduction of annual compensation shall not constitute a material diminution of annual compensation), a relocation of the executive to a place of business more than 75 miles from the place of business predominantly used by executive before the change of control, or a material breach by Sanmina of executive’s employment agreement with Sanmina, if any.

In addition to the benefits described above, pursuant to an agreement with Alan McW. Reid, our Executive Vice President, Global Human Resources, dated March 28, 2008, as amended, Mr. Reid is entitled to receive a lump sum payment equal to 12 months of his then current salary and certain relocation benefits following any termination of his employment without cause or voluntary termination for good reason.

72       SANMINA CORPORATION

CEO PAY RATIO

Under SEC rules, we are required to provide the following information regarding the relationship between the annual total compensation of Michael J. Clarke, our Chief Executive Officer during fiscal 2019, and the median annual total compensation of our employees (other than Mr. Clarke) for fiscal 2019:

●	The median of the annual total compensation of all employees (other than Mr. Clarke) of the Company (including our consolidated subsidiaries) was $14,354.
●	Mr. Clarke’s annual total compensation, as reported in the Summary Compensation Table included in this proxy statement, was $10,511,992.
●	Based on the above, for 2019, the ratio of Mr. Clarke’s annual total compensation to the median of the annual total compensation of all employees (other than Mr. Clarke) was 732 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We determined the median of the annual total compensation of our employees as of September 28, 2019, which was the last day of our last completed fiscal year.

For fiscal 2019, we determined our median employee as of September 28, 2019, which was the last day of fiscal 2019, at which time we (including our consolidated subsidiaries) had approximately 33,800 full-time, part-time and temporary employees, approximately 5,100 of whom are U.S. employees, and approximately 28,700 (or approximately 85% of our total employee population) of whom are located outside of the United States, generally in lower cost locations such as China and Mexico. This employee count excludes individuals who are technically classified as independent contractors or “leased” workers as permitted by the applicable SEC rules and are therefore not included in the CEO pay ratio calculations. To find our median employee, we compared the target total cash (base plus target incentive) of all such employees as shown in our global HRIS systems, annualizing the compensation of full-time employees who did not work for us for the entire year. Employees who worked for us part-time were included at their part-time pay rate and not converted to a full-time equivalent pay level. Once we identified our median employee, we estimated such employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We determined that our median employee was a full-time, salaried employee working in Hungary with annual total cash compensation of approximately $14,354. For purposes of this disclosure, we converted the employee’s total cash compensation from Hungarian Forint to U.S. dollars using the exchange rate as of September 28, 2019 (306.51 HUF to 1 USD).

With respect to the annual total compensation of Mr. Clarke, we used the amount reported in the “Total” column in the Summary Compensation Table included in this proxy statement.

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OWNERSHIP OF OUR STOCK

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2019, as to: (i) each person (or group of affiliated persons) who is known to us to beneficially own more than five percent of the outstanding shares of our common stock; (ii) each of our named executive officers; (iii) each director and nominee for director; and (iv) all directors and executive officers as a group.

The information provided in this table is based on Sanmina’s records, Schedules 13G filed with the SEC and information provided to Sanmina, except where otherwise noted. Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Sanmina Corporation, 30 E. Plumeria Drive, San Jose, California 95134.

Name	Shares Beneficially Owned	Approximate Percentage Owned(13)
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10022	10,042,631	14.20%
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	6,863,841	9.71%
Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, TX 78746	5,737,980	8.11%
LSV Asset Management(4) 155 N. Wacker Drive Suite 4600 Chicago, IL 60606	3,659,348	5.17%
Jure Sola(5)	2,086,159	2.95%
Michael J. Clarke(6)	77,577	*%
Hartmut Liebel	—	—
David Anderson	—	—
Dennis Young	—	—
Alan Reid(7)	12,734	*%
Eugene A. Delaney(8)	90,961	*%
John P. Goldsberry(9)	24,129	*%
Rita S. Lane	15,706	*%
Joseph G. Licata	59,656	*%
Krish Prabhu	—	—
Mario M. Rosati(10)	88,115	*%
Jackie M. Ward(11)	181,256	*%
All directors and executive officers as a group (13 persons)(12)	2,636,563	3.73%

*	Less than 1%.

74       SANMINA CORPORATION

Ownership of Our Stock

(1)	This information is based solely on a Schedule 13G/A filed with the SEC on January 31, 2019 by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 9,856,998 of the shares reported and has sole dispositive power with respect to all of the shares.
(2)	This information is based solely on a Schedule 13G/A filed with the SEC on January 10, 2019 by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power with respect to 67,048 of the shares and shared voting power with respect to 9,698 of the shares. The Vanguard Group, Inc. has sole dispositive power with respect to 6,793,402 of the shares and shared dispositive power with respect to 70,439 of the shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 60,741 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 16,005 shares as a result of its serving as investment manager of Australian investment offerings.
(3)	This information is based solely on a Schedule 13G/A filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional is the beneficial owner of all of the shares and has sole voting power with respect to 5,639,780 of the shares and sole dispositive power with respect to all of the shares. Dimensional is filing as an investment adviser to various investors.
(4)	This information is based solely on a Schedule 13G filed with the SEC on February 13, 2019 by LSV Asset Management. LSV Asset Management has sole voting power with respect to 2,426,429 of the shares and has sole dispositive power with respect to all of the shares.
(5)	Includes 800,000 shares subject to stock options Mr. Sola has the right to exercise within 60 days after December 31, 2019. Also includes 335,926 held by Sola Family Trust and 243,387 held by Sola 2012 Heritage Trust.
(6)	Includes 17,145 shares subject to stock options Mr. Clarke has the right to exercise within 60 days after December 31, 2019.
(7)	Includes 8,155 shares subject to stock options Mr. Reid has the right to exercise within 60 days after December 31, 2019.
(8)	Includes 17,145 shares subject to stock options Mr. Delaney has the right to exercise within 60 days after December 31, 2019.
(9)	Includes 7,181 shares subject to stock options Mr. Goldsberry has the right to exercise within 60 days after December 31, 2019.
(10)	Includes 35,082 shares subject to stock options Mr. Rosati has the right to exercise within 60 days after December 31, 2018. Also includes 1,500 shares held by Mario M. Rosati Retirement Trust, Mario M. Rosati, Trustee.
(11)	Includes 35,082 shares subject to stock options Ms. Ward has the right to exercise within 60 days after December 31, 2018. Also includes 408 shares held by Arthur Lee Davis and 13,320 shares held in the Sanmina Deferred Compensation Plan for Outside Directors.
(12)	Includes an aggregate of 911,635 shares subject to stock options individuals have the right to exercise within 60 days after December 31, 2019.
(13)	Beneficial ownership is determined in accordance with the rules of the SEC based on factors, including voting and investment power, with respect to the securities. Common stock subject to conversion or issuable upon exercise of options currently exercisable or exercisable within 60 days after December 31, 2019 are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its written charter, the Audit Committee reviews all related-party transactions required to be disclosed pursuant to the rules and regulations of the SEC and the Nasdaq Global Select Market, namely transactions involving Sanmina in which its executive officers, directors or beneficial owners of five percent or greater of our securities have a material direct or indirect interest and which are valued at more than $120,000. The Audit Committee receives regular updates from management concerning actual or potential related party transactions. We also solicit written confirmation of any related party transactions from our executive officers and directors on an annual basis. The following is a list of related party transactions meeting the definition above that existed during fiscal 2019.

Retention of Wilson Sonsini Goodrich & Rosati. During fiscal 2019, Mario M. Rosati, a member of our Board, was a partner at the law firm of Wilson Sonsini Goodrich & Rosati (“WSGR”). We retained WSGR as our legal counsel for various matters during the fiscal year. Legal fees paid to WSGR during fiscal 2019 were approximately $450,000.

Employment of Relatives of Executive Chairman. Zeljko Sola, the brother of Jure Sola, our Executive Chairman, is a business development vice president at Sanmina, and earned or realized compensation of approximately $614,000 in fiscal 2019. Martina Sola, Mr. Sola’s daughter, is a business development manager at Sanmina, and earned or realized compensation of approximately $210,000 in fiscal 2019. Nikola Sola, Mr. Sola’s son, is an account manager at Sanmina and earned or realized compensation of approximately $145,000 in fiscal 2019.

76       SANMINA CORPORATION

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent in accordance with their best judgment.

WE WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, SANMINA CORPORATION, 30 E. PLUMERIA DRIVE, SAN JOSE, CALIFORNIA 95134.

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AVAILABILITY OF ADDITIONAL INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms. A copy of our Annual Report on Form 10-K for fiscal 2019 is available without charge from our website at www.sanmina.com under the heading “Investor Relations-SEC Filings” and is also available in print to stockholders without charge and upon request, addressed to Sanmina Corporation, 30 E. Plumeria Drive, San Jose, California 95134, Attention: Investor Relations.

For the Board of Directors

CHRISTOPHER K. SADEGHIAN
Corporate Secretary

January 22, 2020

78       SANMINA CORPORATION

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Q1:	WHY AM I RECEIVING THESE PROXY MATERIALS?

A:

The Board of Directors of Sanmina Corporation (“Sanmina,” “we,” “us” or “our”) is providing these proxy materials to you in connection with the solicitation of proxies for use at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, March 9, 2020 at 11:00 a.m., Pacific Standard Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters described in this document.

Q2:	WHAT IS THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS?

A:

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability.

We expect to mail the Notice of Internet Availability on or about January 22, 2020, to all stockholders entitled to vote at the Annual Meeting. On the date of mailing of the Notice of Internet Availability, all stockholders and beneficial owners will have the ability to access all of our proxy materials on a website referred to in the Notice of Internet Availability. These proxy materials will be available free of charge.

Q3:	WHERE IS THE ANNUAL MEETING?

A:	The Annual Meeting will be held at our corporate offices, located at 30 E. Plumeria Drive, San Jose, California 95134. The telephone number at the meeting location is (408) 964-3500.

Q4:	CAN I ATTEND THE ANNUAL MEETING?

A:

You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of January 15, 2020. You should bring a brokerage statement or other evidence of your Sanmina shareholdings for entrance to the Annual Meeting. The meeting will begin promptly at 11:00 a.m., Pacific Standard Time.

Stock Ownership

Q5:	WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A:

Stockholders of Record. If your shares are registered directly in your name with Sanmina’s transfer agent, EQ Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and the Notice of Internet Availability has been sent directly to you.

Beneficial Owners. Many stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Internet Availability should be forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer

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Questions and Answers About Procedural Matters

to the voting instruction card provided by your broker, trustee or nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q6:	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A:	Holders of record of our common stock at the close of business on January 15, 2020 are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of common stock held as of January 15, 2020. As of the close of business on January 15, 2020, there were 70,635,080 shares of common stock outstanding and entitled to vote at the Annual Meeting held by approximately 923 stockholders of record.

Q7:	HOW MANY SHARES MUST BE PRESENT OR REPRESENTED TO CONDUCT BUSINESS AT THE ANNUAL MEETING?

A:	The presence of the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they are present in person at the Annual Meeting or have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

Q8:	WHAT IS A BROKER “NON-VOTE” AND HOW ARE THEY COUNTED AT THE ANNUAL MEETING?

A:	A broker “non-vote” occurs if you are a beneficial owner of shares held in street name and you do not provide the organization that holds your shares with specific voting instructions. At the Annual Meeting, broker non-votes will be counted toward the presence of a quorum for the transaction of business at the meeting, but will not be counted as votes cast on any matter being voted upon at the Annual Meeting. As a result, broker non-votes will have no effect on the outcome of any proposal being voted upon at the Annual Meeting.

Q9:	CAN I VOTE MY SHARES IN PERSON AT THE ANNUAL MEETING?

A:	Yes. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote your shares at the Annual Meeting by following the procedures described below.

Stockholders of Record. Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting even if previously voted by another method.

Beneficial Owners. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we recommend that you submit your vote as described in the Notice of Internet Availability and below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q10:	CAN I VOTE MY SHARES WITHOUT ATTENDING THE ANNUAL MEETING?

A:	Yes. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting, as summarized below.

Internet. Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on the Notice of Internet Availability until 11:59 p.m., Eastern Standard Time, on March 8, 2020 or by following the instructions at www.proxyvote.com. Most of our stockholders who hold shares beneficially in

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street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. (“Broadridge”) online program. This program provides eligible stockholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in the Broadridge program.

Telephone. Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will have received information with the Notice of Internet Availability explaining this procedure.

Mail. If you are a record holder (i.e. you own your shares directly and not through a broker), you may request a proxy card from Sanmina on which you can indicate your vote by completing, signing and dating the card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. If you hold your shares in street name, the voting instructions provided by your broker, trustee or nominee will indicate how you may vote by mail.

Q11:	HOW WILL MY SHARES BE VOTED IF I SUBMIT A PROXY VIA THE INTERNET, BY TELEPHONE OR BY MAIL AND DO NOT MAKE SPECIFIC CHOICES?

A:	If you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted “FOR” Proposals One, Two, Three and Four.

Q12:	WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE ANNUAL MEETING?

A:	If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place or adjournment for the purpose of soliciting additional proxies, the proxy holders will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q13:	CAN I CHANGE OR REVOKE MY VOTE?

A:	Yes, by following the instructions below:

Stockholders of Record. If you are a stockholder of record, you may change your vote by:

●	Delivering to Sanmina’s Corporate Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or
●	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Any written notice of revocation or subsequent proxy card must be received by Sanmina’s Corporate Secretary prior to the taking of the vote at the Annual Meeting.

A stockholder of record who has voted via the Internet or by telephone may also change his or her vote by making a timely and valid Internet or telephone vote no later than 11:59 p.m., Eastern Standard Time, on March 8, 2020.

Beneficial Owners. If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee, or if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

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Q14:	WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL MEETING?

A:	At the Annual Meeting, stockholders will be asked to vote on:

Proposal One. The election of nine directors to hold office until the 2021 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

Proposal Two. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2020;

Proposal Three. The approval of the reservation of an additional 1,600,000 shares of common stock for issuance under the 2019 Equity Incentive Plan; and

Proposal Four. The approval on an advisory (non-binding) basis of the compensation of our named executive officers.

Q15:	WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS AND HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A:	Proposal One. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the nine nominees for election as director. A nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions and broker non-votes do not count as “votes cast” with respect to this proposal and therefore will not affect the outcome of the election. Pursuant to our Corporate Governance Guidelines, should a nominee for director fail to receive the required number of votes for election, he or she is required to tender his or her resignation to the Board. In such a case, the Nominating and Governance Committee of the Board has the option of accepting or declining such resignation, considering any factors that the Committee deems relevant.

Proposal Two. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. The affirmative vote of a majority of the votes cast is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, have no effect on the outcome of this proposal.

Proposal Three. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. The affirmative vote of a majority of the votes cast is required to approve the reservation of an additional 1,600,000 shares of common stock for issuance under the 2019 Equity Incentive Plan. Abstentions have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, have no effect on the outcome of this proposal.

Proposal Four. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. The affirmative vote of a majority of the votes cast is required to approve on an advisory (non-binding) basis the compensation of our named executive officers, as disclosed in the Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure. Abstentions have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, have no effect on the outcome of this proposal.

Q16:	WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE ANNUAL MEETING?

A:	Sanmina will bear all expenses of soliciting proxies. We must reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Sanmina may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

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Q17:	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:	We intend to announce the voting results of the Annual Meeting in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission within four business days of the meeting date.

Stockholder Proposals and Director Nominations

Q18:	WHAT IS THE DEADLINE TO PROPOSE ACTIONS FOR CONSIDERATION AT NEXT YEAR’S ANNUAL MEETING OF STOCKHOLDERS OR TO NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings. All notices of proposals by stockholders should be sent to Sanmina Corporation, Attention: Corporate Secretary, 30 E. Plumeria Drive, San Jose, California 95134.

Requirements for stockholder proposals to be considered for inclusion in our proxy materials. Stockholders may present proper proposals to be considered for inclusion in Sanmina’s proxy statement and for consideration at the next Annual Meeting of Stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be considered for inclusion in the proxy statement for the 2021 Annual Meeting of Stockholders, stockholder proposals must be received by Sanmina’s Corporate Secretary no later than September 24, 2020 and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an Annual Meeting of Stockholders. In addition, our bylaws establish an advance notice procedure for stockholders who wish to present matters before an Annual Meeting of Stockholders, provided that the stockholders are stockholders of record when notice is given and on the record date for the determination of the stockholders entitled to vote at the Annual Meeting. To be timely for the 2021 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between November 8, 2020 and December 8, 2020. For all matters that a stockholder proposes to bring before the Annual Meeting, the notice must set forth:

●	A brief description of the business intended to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;
●	The name and address, as they appear on our books, of the stockholder proposing the business, and any beneficial owner on whose behalf the stockholder is proposing the business or proposing a director nomination and any person controlling, directly or indirectly, or acting in concert with, the stockholder or beneficial owner (a “Stockholder Associated Person”);
●	The class and number of shares of Sanmina that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person;
●	Whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the stockholder or any Stockholder Associated Person with respect to any securities of Sanmina, or whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit from share price changes for, or to increase or decrease the voting power of, the stockholder or any Stockholder Associated Person with respect to any securities of Sanmina;
●	Any material interest of the stockholder or any Stockholder Associated Person in the business intended to be brought before the Annual Meeting; and
●	A statement whether either the stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of Sanmina’s voting shares required under applicable law to carry the proposal.

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Questions and Answers About Procedural Matters

Q19:	HOW DO I NOMINATE CANDIDATES TO THE BOARD?

A:	Stockholders may submit proposals for inclusion in our proxy statement and may recommend candidates for election to the Board, both of which shall be considered by the Nominating and Governance Committee. Stockholders should send such proposals to Nominating and Governance Committee, c/o Sanmina Corporation, Attention: Corporate Secretary, 30 E. Plumeria Drive, San Jose, California 95134. Any stockholder submitting the name of a candidate for election to the Board must include all of the following information with their request:

●	The candidate’s name, age, business address and residence address;
●	The candidate’s principal occupation or employment;
●	The class and number of shares of Sanmina that are beneficially owned by the candidate;
●	Whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the candidate with respect to any securities of Sanmina, or whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of the candidate;
●	A description of all arrangements or understandings between the stockholder and each candidate and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;
●	Any other information relating to the candidate that would be required to be disclosed about such candidate if proxies were being solicited for the election of the candidate as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including without limitation the candidate’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and
●	A statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board, in accordance with Sanmina’s Corporate Governance Guidelines.

Stockholders must comply with certain deadlines in order for proposals submitted by them be considered for inclusion in our proxy statement or brought to a vote at the Annual Meeting. Please see “Q18—What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?” above.

Q20:	HOW DO I CONTACT THE BOARD OF DIRECTORS?

A:	Our Board welcomes the submission of any comments or concerns from stockholders. If you wish to submit any comments or express any concerns to the Board, please send them to the Board, c/o Sanmina Corporation, Attention: Corporate Secretary, 30 E. Plumeria Drive, San Jose, California 95134. If a communication does not relate in any way to matters of the Board, our Corporate Secretary will handle the communication as appropriate. If the communication does relate to the Board, the Corporate Secretary will forward the message to the Chair of the Nominating and Governance Committee, who will determine whether to inform the entire Board or the non-management directors.

Additional Information

Q21:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE NOTICE OF INTERNET AVAILABILITY OR SET OF PROXY MATERIALS?

A:	If you received more than one Notice of Internet Availability or set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the voting instructions on each Notice of Internet Availability or voting instruction card that you receive to ensure that all of your shares are voted.

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Q22:	HOW MAY I OBTAIN A SEPARATE COPY OF THE NOTICE OF INTERNET AVAILABILITY?

A:

If you share an address with another stockholder, each stockholder may not receive a separate copy of the Notice of Internet Availability because some brokers and other nominee record holders may be participating in the practice of “householding,” which reduces duplicate mailings and saves printing and postage costs. If your Notice of Internet Availability is being householded and you would like to receive separate copies, or if you are receiving multiple copies and would like to receive a single copy, please contact our Investor Relations Department at (408) 964-3610 or write to us at 30 E. Plumeria Drive, San Jose, California 95134, Attention: Investor Relations.

Q23:	CAN I ACCESS SANMINA’S PROXY MATERIALS AND ANNUAL REPORT ON FORM 10-K OVER THE INTERNET?

A:

Yes. All stockholders and beneficial owners will have the ability to access our proxy materials, free of charge, at www.proxyvote.com with their control number referred to in the Notice of Internet Availability. Sanmina’s Annual Report on Form 10-K for the fiscal year ended September 28, 2019 is also available on the Internet as indicated in the Notice of Internet Availability.

Q24:	WHAT IS THE MAILING ADDRESS FOR SANMINA’S PRINCIPAL EXECUTIVE OFFICES?

A:

Our principal executive offices are located at 30 E. Plumeria Drive, San Jose, California 95134. Any written requests for additional information, copies of the proxy materials and the 2019 Annual Report on Form 10-K, notices of stockholder proposals, recommendations for candidates to the Board of Directors, communications to the Board of Directors or any other communications should be sent to 30 E. Plumeria Drive, San Jose, California 95134, Attention: Investor Relations.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SANMINA SINCE THE DATE OF THIS PROXY STATEMENT.

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APPENDIX A SANMINA CORPORATION 2019 EQUITY INCENTIVE PLAN (As proposed to be amended on March 9, 2020)

1. Purposes of the Plan. The purposes of this Plan are:

●	to attract and retain the best available personnel for positions of substantial responsibility,
●	to provide additional incentive to Employees, Directors, and Consultants, and
●	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company, including any Parent or Subsidiary of the Company.

(c) “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards and the related issuance of Shares thereunder, including but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

(d) “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units (including Performance Units payable in cash), Performance Shares and other stock or cash awards as the Administrator may determine.

(e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f) “Board” means the Board of Directors of the Company.

(g) “Change in Control” means the occurrence of any of the following events:

A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control, and (B) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without

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Appendix A Sanmina Corporation 2019 Equity Incentive Plan

limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(i) “Committee” means a committee of Directors or of one or more other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Sanmina Corporation, a Delaware corporation, or any successor thereto.

(l) “Consultant” means any natural person, including an advisor, engaged by the Company or an Affiliate to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

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Appendix A Sanmina Corporation 2019 Equity Incentive Plan

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or its Affiliates. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. For the avoidance of doubt, as set forth in Section 6(a), the Administrator may not implement an Exchange Program.

(r) “Fair Market Value” means, as of any date the value of Common Stock determined as follows: The Fair Market Value will be the closing sales price for Common Stock as quoted on any established stock exchange or national market system (including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market) on which the Common Stock is listed on the date of determination (or the closing bid, if no sales were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable. If the determination date for the Fair Market Value occurs on a non-trading day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding trading day, unless otherwise determined by the Administrator. In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

(u) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means a stock option granted pursuant to Section 7 of the Plan.

(x) “Outside Director” means a Director who is not an Employee.

(y) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(z) “Participant” means the holder of an outstanding Award.

(aa) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 11.

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Appendix A Sanmina Corporation 2019 Equity Incentive Plan

(bb) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which, in the Administrator’s sole discretion, may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11, in the Administrator’s sole discretion.

(cc) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(dd) “Plan” means this 2019 Equity Incentive Plan.

(ee) “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 9 of the Plan, or issued pursuant to the early exercise of an Option.

(ff) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 10. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(gg) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(hh) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ii) “Section 409A” means Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

(jj) “Securities Act” means the Securities Act of 1933, as amended.

(kk) “Service Provider” means an Employee, Director or Consultant.

(ll) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(mm) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 8 is designated as a Stock Appreciation Right.

(nn) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 5,993,000 Shares, plus any Shares subject to stock options or similar awards granted under the Sanmina Corporation 2009 Stock Incentive Plan (the “2009 Plan”) that, after the date of stockholder approval of this Plan, expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 2009 Plan that, after the date of stockholder approval of this Plan, are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to the 2009 Plan equal to 6,436,840 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Full Value Awards. Any Shares subject to Awards other than Options or Stock Appreciation Rights will be counted against the numerical limits of this Section 3 as 1.36 Shares for every one Share subject thereto. Further, if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), 1.36 times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

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Appendix A Sanmina Corporation 2019 Equity Incentive Plan

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units which are to be settled in Shares, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. If unvested Shares of Restricted Stock, or unvested Shares issued pursuant to Awards of Restricted Stock Units, Performance Shares or Performance Units are repurchased by or forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Code Section 422, any Shares that become available for issuance under the Plan under this Section 3(c).

(d) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Delegation to an Officer. The Board may delegate to one or more Officers of the Company the authority to do one or both of the following (i) designate Employees or Consultants of the Company or any of its Subsidiaries who are not Officers to be recipients of Options, Restricted Stock and Restricted Stock Units and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees and Consultants; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer. Notwithstanding anything to the contrary in this Section 4(a), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 4(b) below.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

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Appendix A Sanmina Corporation 2019 Equity Incentive Plan

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-U.S. laws or for qualifying for favorable tax treatment under applicable non-U.S. laws;

(viii) to modify or amend each Award (subject to 6(b) and Section 20(c) of the Plan) including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards. Notwithstanding the previous sentence, the Administrator may not modify or amend an Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right after it has been granted (except for adjustments made pursuant to Section 15), and neither may the Administrator cancel any outstanding Option or Stock Appreciation Right in exchange for cash, other awards or an Option or Stock Appreciation Right with an exercise price that is less than the exercise price of the original Option or Stock Appreciation Right, or implement any other type of Exchange Program, unless such action is approved by stockholders prior to such action being taken;

(ix) to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

(xii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to employees of the Company or any Parent or Subsidiary of the Company.

6. Limits.

(a) No Exchange Program or Repricing. The Administrator may not implement an Exchange Program.

(b) One-Year Vesting Requirement. Awards granted under the Plan shall vest no earlier than the one (1) year anniversary of the Award’s date of grant, provided that the Administrator, in its sole discretion, may provide an Award may accelerate vesting, including, without limitation, by reason of the Participant’s death, Disability or retirement, or a termination of the Participant’s service, and provided further, that, notwithstanding the foregoing one-year vesting requirement, Awards that result in the issuance of an aggregate of up to five percent (5%) of the Shares reserved for issuance under Section 3(a) may be granted to Service Providers without regard to such minimum vesting provisions.

(c) Dividends and Other Distributions. The Administrator will not be permitted to provide that dividends or other distributions with respect to Shares to be paid or issued to a Participant with respect to an Award, unless and until the underlying Award has vested. Further, in no event may dividend equivalents be paid with respect to Awards of Stock Options or Stock Appreciation Rights.

(d) Outside Director Limitations. No Outside Director may be granted, in any Fiscal Year, Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $900,000. Any Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 6(d).

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Appendix A Sanmina Corporation 2019 Equity Incentive Plan

(e) Chief Executive Officer Holding Requirement. Any Shares received by the Chief Executive Officer of the Company pursuant to the exercise, issuance or settlement of an Award granted to him or her while serving in the capacity of Chief Executive Officer, after satisfaction of any applicable tax obligations, may not be sold or otherwise transferred (other than for estate planning purposes) by the Chief Executive Officer prior to the one (1) year anniversary of the date the Chief Executive Officer received such Shares, or, if earlier, the termination of the Chief Executive Officer’s status as a Service Provider.

7. Stock Options.

(a) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 7(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant.

(c) Term of Option. The Administrator will determine the term of each Option in its sole discretion; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(d) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 7(d), Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws, which forms of consideration shall be set forth in the Award Agreement at the time of grant.

(e) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specifies from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

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Appendix A Sanmina Corporation 2019 Equity Incentive Plan

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for ninety (90) days following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for five (5) years following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent of all of the shares subject to the Option, including Shares that had not yet vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for five (5) years following Participant’s death. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Tolling Expiration. A Participant’s Award Agreement may also provide that:

(1) if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b); or

(2) if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option, or (B) the expiration of a period of ninety (90) days after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

8. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant.

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Appendix A Sanmina Corporation 2019 Equity Incentive Plan

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, any outstanding Stock Appreciation Rights held by a Participant who dies while a Service Provider will accelerate and fully vest upon the Participant’s death.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 7(c) also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; by

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised. At the discretion of the Administrator, the payment upon the exercise of a Stock Appreciation Right may be in cash, in Shares of equivalent value, or in some combination thereof.

9. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, determines. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in Section 14, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate and contained in the Award Agreement on the date of grant.

(e) Removal of Restrictions. Except as otherwise provided in this Section 9, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. Subject to the vesting limitations under Section 6(b), the Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. Notwithstanding the foregoing, any outstanding Shares of Restricted Stock held by a Participant who dies while a Service Provider will accelerate and fully vest upon the Participant’s death.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will not be entitled to receive dividends or any other distributions paid with respect to such Shares.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and become available for grant under the Plan.

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Appendix A Sanmina Corporation 2019 Equity Incentive Plan

10. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, determines, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 10(d), may be left to the discretion of the Administrator.

(b) Vesting Criteria and Other Terms. Subject to Section 6(b), the Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. Subject to Section 6(b), after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion, determines. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion. Notwithstanding the foregoing, any outstanding Restricted Stock Units held by a Participant who dies while a Service Provider will accelerate and fully vest upon the Participant’s death.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, subject to the vesting limitations under Section 6(b), at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company and become available for grant under the Plan.

11. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. Subject to Section 6(b), the Administrator will set Performance Goals or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the Administrator in its discretion. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period and such other terms and conditions as the Administrator, in its sole discretion, determines.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, subject to the vesting limitations under Section 6(b), the Administrator, in its sole discretion, may reduce or waive any

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Appendix A Sanmina Corporation 2019 Equity Incentive Plan

performance objectives or other vesting provisions for such Performance Unit/Share. Notwithstanding the foregoing, any outstanding Performance Units/Shares held by a Participant who dies while a Service Provider will accelerate upon the Participant’s death, with such acceleration assuming that all performance goals and other vesting criteria are deemed achieved at target performance levels and any additional service conditions satisfied.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period and achievement of the performance criteria and other vesting provisions. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and become available for grant under the Plan.

12. Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company (or any Parent or Subsidiary of the Company, as applicable) reimburse a Participant for any taxes imposed or other costs incurred as a result of Section 409A.

13. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as provided by written Company policies, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence or as provided by written Company policies. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and its Affiliates. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months and one day following the commencement of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. With the approval of the Administrator, a Participant may, in a manner specified by the Administrator, (a) transfer an Award to a Participant’s spouse or former spouse pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights, and (b) transfer an Option by bona fide gift and not for any consideration, to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family, or (iv) a foundation in which the Participant and/or member(s) of the Participant’s immediate family control the management of the foundation’s assets. For purposes of this Section 14, “immediate family” will mean the Participant’s spouse, former spouse, children, grandchildren, parents, grandparents, siblings, nieces, nephews, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, including adoptive or step relationships and any person sharing the Participant’s household (other than as a tenant or employee).

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Appendix A Sanmina Corporation 2019 Equity Incentive Plan

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split up, spin off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share or value limits, as applicable, set forth in Sections 3 and 6.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines subject to the restriction in the following paragraph, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the “Successor Corporation”). The Administrator will not be required to treat all Awards or Participants similarly in the transaction.

In the event that the Successor Corporation does not assume or substitute for the Award (and for the avoidance of doubt, notwithstanding the vesting limitations under Section 6(b)), the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to such Award with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved based on actual performance measured through the last date that the Award remains outstanding (or such earlier date, as determined by the Administrator, in its sole discretion), with any performance period shortened proportionately and applicable performance goals or other vesting criteria adjusted proportionately to reflect the shortened performance period (or to the extent applicable, the value of the consideration to be received by the Company’s stockholders in connection with the merger or Change in Control), as determined by the Administrator, in its sole discretion. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation or its Parent, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the Successor Corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

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Appendix A Sanmina Corporation 2019 Equity Incentive Plan

(d) Outside Director Awards. With respect to Awards granted to an Outside Director, in the event of a Change in Control in which such Awards are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the Successor Corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, unless specifically provided otherwise under the applicable Award Agreement, a Company policy applicable to the Participant, or other written agreement between the Participant and the Company, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

16. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, or local taxes, non-U.S. taxes, or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (iii) delivering to the Company already-owned Shares having a fair market value equal to the statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (v) any combination of the foregoing methods of payment. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor will they interfere in any way with the Participant’s right or the right of the Company (or any Affiliate) to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 24 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 20 of the Plan.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

2020 Proxy Statement       A-13

Appendix A Sanmina Corporation 2019 Equity Incentive Plan

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. federal or state law, any non-U.S. law, or the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23. Clawback. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and/or benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award granted under the Plan shall be subject to the Company’s clawback policy as may be established and/or amended from time to time. The Board may require a Participant to forfeit or return to and/or reimburse the Company all or a portion of the Award and/or Shares issued under the Award, any amounts paid under the Award, and any payments or proceeds paid or provided upon disposition of the Shares issued under the Award, pursuant to the terms of such Company policy or as necessary or appropriate to comply with Applicable Laws.

24. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

A-14       SANMINA CORPORATION

APPENDIX B RECONCILIATION OF NON-GAAP MEASURES

Below is a reconciliation of the non-GAAP financial measures contained in this proxy statement to their most directly comparable GAAP equivalent and a description of the items excluded from the calculation of our non-GAAP measures.

	FY 2019	FY 2018
GAAP Operating Income	$286,117	$119,441
GAAP operating margin	3.5%	1.7%
Adjustments:
Stock compensation expense	30,844	32,825
Amortization of intangible assets	1,206	6,516
Reversal of contingent consideration accrual	—	(4,812)
Distressed customer charges	(1,752)	(926)
Restructuring costs	13,753	29,146
Gain on sales of long-lived assets
Goodwill and other asset impairments	3,724	30,610
Non-GAAP Operating Income	$333,892	$212,800
Non-GAAP Operating Margin	4.1%	3.0%

Q4 2019
GAAP Operating Income	$63,085
GAAP operating margin	3.3%
Adjustments:
Stock compensation expense	10,266
Amortization of intangible assets	190
Reversal of contingent consideration accrual	—
Distressed customer charges	(49)
Restructuring costs	2,411
Gain on sales of long-lived assets	—
Goodwill and other asset impairments	3,724
Non-GAAP Operating Income	$79,627
Non-GAAP Operating Margin	4.2%

2020 Proxy Statement       B-1

Appendix B Reconciliation of Non-GAAP Measures

	FY 2019	FY 2018
EBITDA
GAAP operating income (per above)	286,117	119,441
Depreciation and amortization	116,949	118,820
GAAP EBITDA	$403,066	$238,261
Non-GAAP operating income (per above)	333,892	212,800
Depreciation and amortization	115,743	112,304
Non-GAAP EBITDA	$449,635	$325,104

		Q4 2019	Q4 2018
Pre-tax Return on Invested Capital (ROIC)
GAAP operating income		63,085	9,819
	x	4	4
Annualized GAAP operating income		252,340	39,276
Average invested capital(1)	÷	1,352,195	1,334,450
GAAP pre-tax ROIC		18.7%	2.9%
Non-GAAP operating income		79,627	58,749
	x	4	4
Annualized non-GAAP operating income		318,508	234,996
Average invested capital(1)	÷	1,352,195	1,334,450
Non-GAAP pre-tax ROIC		23.6%	17.6%

(1)	Invested capital is defined as total assets (not including cash and cash equivalents and deferred tax assets) less total liabilities (excluding short-term and long-term debt).

Management has excluded from these non-GAAP measures above stock-based compensation, restructuring, acquisition and integration expenses, impairment charges, amortization charges and other infrequent items, as adjusted for taxes, to the extent material or which we consider to be of a non-operational nature in the applicable period, and as more fully described below.

Management excludes these items principally because such charges are not directly related to the Company’s ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of Company’s operations, both internally and externally, (2) guide management in assessing the performance of the business, internally allocating resources and making decisions in furtherance of Company’s strategic plan, (3) provide investors with a better understanding of how management plans and measures the business and (4) provide investors with a better understanding of the ongoing, core business. The material limitations to management’s approach include the fact that the charges and expenses excluded are nonetheless charges required to be recognized under GAAP and, in some cases, consume cash which reduces the Company’s liquidity. Management compensates for these limitations primarily by reviewing GAAP results to obtain a complete picture of the Company’s performance and by including a reconciliation of non-GAAP results back to GAAP in its earnings releases.

Additional information regarding the economic substance of each exclusion, management’s use of the resultant non-GAAP measures, the material limitations of management’s approach and management’s methods for compensating for such limitations is provided below.

Stock-based Compensation Expense, which consists of non-cash charges for the estimated fair value of stock options and unvested restricted stock units granted to employees, is excluded in order to permit more meaningful period-to-period comparisons of the Company’s results since the Company grants different amounts and value of stock options in each quarter. In addition, given the fact that competitors grant different amounts and types of equity award and may use different option valuation assumptions, excluding stock-based compensation permits more accurate comparisons of the Company’s core results with those of its competitors.

B-2       SANMINA CORPORATION

Appendix B Reconciliation of Non-GAAP Measures

Restructuring, Acquisition and Integration Expenses, which consist of severance, lease termination, exit costs and other charges primarily related to closing and consolidating manufacturing facilities and those associated with the acquisition and integration of acquired businesses, are excluded because such charges (1) can be driven by the timing of acquisitions which are difficult to predict, (2) are not directly related to ongoing business results and (3) do not reflect expected future operating expenses. In addition, given the fact that the Company’s competitors complete acquisitions and adopt restructuring plans at different times and in different amounts than the Company, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors. Items excluded by the Company may be different from those excluded by the Company’s competitors and restructuring and integration expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Therefore, management also reviews GAAP results including these amounts.

Impairment Charges, which consist of non-cash charges, are excluded because such charges are non-recurring and do not reduce the Company’s liquidity. In addition, given the fact that the Company’s competitors may record impairment charges at different times, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors.

Amortization Charges, which consist of non-cash charges impacted by the timing and magnitude of acquisitions of businesses or assets, are also excluded because such charges do not reduce the Company’s liquidity. In addition, such charges can be driven by the timing of acquisitions, which is difficult to predict. Excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors because the Company’s competitors complete acquisitions at different times and for different amounts than the Company.

Other Infrequent Items, which consist of other infrequent or unusual items (including charges associated with distressed customers, litigation settlements, and gains and losses on sales of assets and redemptions of debt), to the extent material or non-operational in nature, are excluded because such items are typically non-recurring, difficult to predict or not directly related to the Company’s ongoing core operations. However, items excluded by the Company may be different from those excluded by the Company’s competitors. In addition, these expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Management compensates for these limitations by reviewing GAAP results including these amounts.

Adjustments for Taxes, which consist of the tax effects of the various adjustments that we include in our non-GAAP measures, and adjustments related to deferred tax and discrete tax items. Including these adjustments permits more accurate comparisons of the Company’s core results with those of its competitors. We determine the tax adjustments based upon the various applicable effective tax rates. In those jurisdictions where we do not expect to realize a tax cost or benefit (due to a history of operating losses or other factors), a reduced tax rate is applied.

2020 Proxy Statement      B-3

SANMINA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 9, 2020

The stockholder(s) hereby appoint(s) Jure Sola and Christopher K. Sadeghian, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Sanmina Corporation that the stockholder is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM Pacific Standard Time on March 9, 2020 at the corporate offices of Sanmina Corporation (30 E. Plumeria Drive, San Jose, CA 95134) and any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF SANMINA CORPORATION FOR ITS FISCAL YEAR ENDING OCTOBER 3, 2020, FOR THE APPROVAL OF THE RESERVATION OF AN ADDITIONAL 1,600,000 SHARES OF COMMON STOCK FOR ISSUANCE UNDER THE 2019 EQUITY INCENTIVE PLAN OF SANMINA CORPORATION, FOR THE APPROVAL OF THE COMPENSATION OF SANMINA CORPORATION’S NAMED EXECUTIVE OFFICERS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

SANMINA CORPORATION
INVESTOR RELATIONS
30 E. PLUMERIA DRIVE
SAN JOSE, CALIFORNIA 95134

VOTE BY INTERNET—www.proxvvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time on the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS	KEEP THIS PORTION FOR YOUR
FOLLOWS:	RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SANMINA CORPORATION

The Board of Directors recommends a vote FOR the following proposal(s).

1.	Election of directors:	For	Against	Abstain

	1a. Eugene A. Delaney	☐	☐	☐

	1b. John P. Goldsberry	☐	☐	☐

	1c. Rita S. Lane	☐	☐	☐

	1d. Joseph G. Licata, Jr.	☐	☐	☐

	1e. Hartmut Liebel	☐	☐	☐

	1f. Krish Prabhu	☐	☐	☐

	1g. Mario M. Rosati	☐	☐	☐

	1h. Jure Sola	☐	☐	☐

	1i. Jackie M. Ward	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accountants of Sanmina Corporation for its fiscal year ending October 3, 2020:	☐	☐	☐

3.	Proposal to approve the reservation of an additional 1,600,000 shares of common stock for issuance under the 2019 Equity Incentive Plan of Sanmina Corporation:	☐	☐	☐

4.	Proposal to approve, on an advisory (non-binding) basis, the compensation of Sanmina Corporation’s named executive officers, as disclosed in the Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.	☐	☐	☐

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his, her or its name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date